EXHIBIT 2.1

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                          AGREEMENT AND PLAN OF MERGER

                           Dated as of June 13, 1999,

                                     Between

                     FOX PAINE MEDIC ACQUISITION CORPORATION

                                       And

                              MAXXIM MEDICAL, INC.

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                                TABLE OF CONTENTS

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
ARTICLE I        THE MERGER, ITS EFFECTS ON THE CAPITAL STOCK OF THE CONSTITUENT
                 CORPORATIONS, AND THE DEBT OFFER...................................      2
   Section 1.1.  The Merger.........................................................      2
   Section 1.2.  Effective Time ....................................................      2
   Section 1.3.  Effects of the Merger..............................................      2
   Section 1.4.  Articles of Incorporation and Bylaws...............................      3
   Section 1.5.  Directors .........................................................      3
   Section 1.6.  Officers ..........................................................      3
   Section 1.7.  Subsequent Actions ................................................      3
   Section 1.8.  Effect of the Capital Stock........................................      3
   Section 1.9.  Dissenting Shares .................................................      5
   Section 1.10. List of Stock Options; Cancellation of Stock Options ..............      5
   Section 1.11. Payment for Shares.................................................      6
   Section 1.12. The Senior Notes Offer and Solicitation............................      8
   Section 1.13. Company Action ....................................................      9

ARTICLE II       ASSET DROPDOWN.....................................................     10
   Section 2.1.  Asset Dropdown ....................................................     10
   Section 2.2.  Non-Assignment Under Certain Circumstances.........................     11

ARTICLE III      REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................     11
   Section 3.1.  Organization and Qualification; Subsidiaries.......................     11
   Section 3.2.  Capitalization of the Company and its Subsidiaries.................     12
   Section 3.3.  Authority Relative to this Agreement; Consents and Approvals.......     14
   Section 3.4.  SEC Reports; Financial Statements..................................     15
   Section 3.5.  Debt Offer Documents; Proxy Statement; Form S-4....................     15
   Section 3.6.  Consents and Approvals, No Violations..............................     16
   Section 3.7.  No Default ........................................................     17
   Section 3.8.  No Undisclosed Liabilities; Absence of Changes.....................     17
   Section 3.9.  Litigation ........................................................     17
   Section 3.10. Compliance with Applicable Law.....................................     17
   Section 3.11. Employee Benefit Matters...........................................     18
   Section 3.12. Environmental Laws and Regulations.................................     20
   Section 3.13. Rights Agreement; State Takeover Statute Inapplicable..............     21
   Section 3.14. Brokers............................................................     22
   Section 3.15. Absence of Certain Changes.........................................     22
   Section 3.16. Taxes .............................................................     22
   Section 3.17. Intellectual Property..............................................     24
   Section 3.18. Labor Matters .....................................................     24
   Section 3.19. Opinions of Financial Advisors.....................................     25
   Section 3.20. Titles to Properties; Encumbrances.................................     25
   Section 3.21. Material Contracts ................................................     26
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
   Section 3.22. Product Liability .................................................     28
   Section 3.23. Suppliers and Customers............................................     29
   Section 3.24. Title and Condition of Properties..................................     29
   Section 3.25. Information in Financing Documents.................................     30
   Section 3.26. Year 2000 Compliance ..............................................     30

ARTICLE IV       REPRESENTATIONS AND WARRANTIES OF PURCHASER........................     30
   Section 4.1.  Organization ......................................................     30
   Section 4.2.  Authority Relative to this Agreement...............................     30
   Section 4.3.  Consents and Approvals; No Violations..............................     31
   Section 4.4.  Proxy Statement; Offer Documents...................................     31
   Section 4.5.  Financing..........................................................     32
   Section 4.6.  Brokers............................................................     32

ARTICLE V        COVENANTS..........................................................     32
   Section 5.1.  Shareholders Meeting ..............................................     32
   Section 5.2   Proxy Statement ...................................................     32
   Section 5.3.  Conduct of Business of the Company.................................     33
   Section 5.4.  No Solicitation ...................................................     36
   Section 5.5.  Access to Information..............................................     38
   Section 5.6.  Additional Agreements, Reasonable Efforts..........................     39
   Section 5.7.  Public Announcements...............................................     41
   Section 5.8.  Indemnification ...................................................     41
   Section 5.9.  Recapitalization ..................................................     42
   Section 5.10. Financial Statements...............................................     42
   Section 5.11. Certain Agreements with Management.................................     42

ARTICLE VI       CONDITIONS TO CONSUMMATION OF THE MERGER...........................     42
   Section 6.1.  Conditions to the Merger...........................................     42
   Section 6.2.  Conditions to Each Party's Obligations to Effect the Merger........     45

ARTICLE VII      TERMINATION; AMENDMENT; WAIVER.....................................     45
   Section 7.1.  Termination .......................................................     45
   Section 7.2.  Effect of Termination..............................................     46
   Section 7.3.  Fees and Expenses .................................................     46
   Section 7.4.  Amendment..........................................................     47
   Section 7.5.  Waiver.............................................................     48

ARTICLE VIII     MISCELLANEOUS......................................................     48
   Section 8.1.  Nonsurvival of Representations and Warranties......................     48
   Section 8.2.  Entire Agreement; Assignment.......................................     48
   Section 8.3.  Validity ..........................................................     48
   Section 8.4.  Notices............................................................     48
   Section 8.5.  Governing Law .....................................................     49
   Section 8.6.  Descriptive Headings...............................................     50
   Section 8.7.  Parties in Interest ...............................................     50
   Section 8.8.  Counterparts ......................................................     50
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
ANNEX A           Terms and Conditions to the Debt Offer

EXHIBIT A-1       Equity Commitment Letter to Purchaser
EXHIBIT A-2       Equity Commitment Letter to Circon Buyer
EXHIBIT B         Holdco Commitment Letter
EXHIBIT C         OpCo Financing Commitment Letters

SCHEDULES         Schedules 1.8(b) and 1.10(c)
                  Company Disclosure Letter
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                          AGREEMENT AND PLAN OF MERGER

            THIS AGREEMENT AND PLAN OF MERGER, dated as of June 13, 1999 (this "AGREEMENT"), is made by and between Fox Paine Medic Acquisition Corporation, a Texas corporation ("PURCHASER"), and Maxxim Medical, Inc., a Texas corporation (the "COMPANY").

            WHEREAS, the respective Boards of Directors of the Company and Purchaser have determined that the merger of Purchaser with and into the Company (the "MERGER"), upon the terms and subject to the conditions set forth in this Agreement, would be fair to and in the best interests of their respective shareholders, and such Boards of Directors have approved such Merger, pursuant to which each share of common stock, par value $.001 per share (together with the associated Preferred Share Purchase Rights (the "RIGHTS") issued pursuant to the Rights Agreement, dated as of July 10, 1997 (the "RIGHTS AGREEMENT"), by and between the Company and Harris Trust and Savings Bank as rights agent, the "COMPANY COMMON STOCK"), issued and outstanding immediately prior to the Effective Time (as defined in Section 1.2) will (except for shares of Company Common Stock owned, directly or indirectly by the Company or Purchaser, except for those shares owned by the Specified Shareholders (as defined herein) which are to be retained pursuant to Section 1.8(b) hereof, and except for any shares of Common Stock as to which dissenters rights are exercised and perfected pursuant to applicable law) be converted into the right to receive $26.00 in cash (the "PER SHARE AMOUNT");

            WHEREAS, the Merger and this Agreement require the vote of a majority of the shares of the Company Common Stock for the approval thereof (the "COMPANY SHAREHOLDER APPROVAL");

            WHEREAS, Purchaser is a newly formed corporation formed by Fox Paine Capital Fund, L.P. and certain related parties;

            WHEREAS, as a condition and inducement to Purchaser's willingness to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser has required each of Kenneth W. Davidson, Peter M. Graham, David L. Lamont, Henry T. DeHart, Jack F. Cahill, Alan S. Blazei, Joseph D. Dailey, Suzanne R. Garon, Ernest J. Henley, and Davis C. Henley (collectively, the "SPECIFIED SHAREHOLDERS"), all but one of which is a member of the Company's senior management or a member of Company's Board of Directors, to enter into a voting agreement, dated even herewith (the "VOTING AGREEMENT"), pursuant to which, among other things, each Specified Shareholder agrees to vote all shares of Company Common Stock beneficially owned by him or her (including without limitation shares of Company Common Stock issued upon conversion of options of the Company beneficially owned by the Specified Shareholder) in favor of the Merger;

            WHEREAS, Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

            WHEREAS, the parties hereto intend that the Merger be treated as a recapitalization for financial reporting purposes.

                      [SIGNATURE PAGE TO MERGER AGREEMENT]

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            NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                    ARTICLE I

                  THE MERGER, ITS EFFECTS ON THE CAPITAL STOCK
               OF THE CONSTITUENT CORPORATIONS, AND THE DEBT OFFER

            SECTION 1.1. THE MERGER. Subject to the conditions of this Agreement and in accordance with the Business Corporation Act of the State of Texas (the "TBCA"), the Company and Purchaser shall consummate a merger (the "MERGER") pursuant to which (i) Purchaser shall merge with and into the Company and the separate corporate existence of Purchaser shall thereupon cease, (ii) the Company shall be the successor or the surviving corporation in the Merger (sometimes hereinafter referred to as the "SURVIVING CORPORATION") and shall continue to be governed by the laws of the State of Texas, and (iii) the corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. Purchaser may, upon notice to the Company, modify the structure of the Merger if Purchaser determines it advisable to do so because of tax or other considerations, and the Company shall promptly enter into any amendment to this Agreement necessary or desirable to accomplish such structure modification, PROVIDED that no such amendment shall reduce the Per Share Amount or materially delay the Closing (as defined below) and, PROVIDED, FURTHER, that in the event of any such modification of structure, for purposes of determining whether the condition set forth in Section 6.1(b)(i) has been satisfied, the accuracy of the Company's representations and warranties shall be determined (unless the Company otherwise reasonably agrees) as if such modification had not been made.

            SECTION 1.2. EFFECTIVE TIME. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause (i) articles of merger (the "ARTICLES OF MERGER") to be executed and filed on the Closing Date (or on such other date as Purchaser and the Company may agree) with the Secretary of State of the State of Texas in such form as required by, and executed in accordance with the relevant provisions of the TBCA, and (ii) all other filings or recordings required by the TBCA in connection with the Merger. A closing for the Merger (the "CLOSING") will be held at the offices of Wachtell, Lipton, Rosen & Katz, counsel to Purchaser, at 10:00 a.m. New York City time (or such other place as the parties may agree) on second business day after satisfaction or waiver of the conditions set forth in
Article VI (other than those that are to be satisfied on the Closing Date) (the "CLOSING DATE"). The Merger shall become effective at such time as a Certificate of Merger is duly issued by the Secretary of State of the State of Texas (the time the Merger becomes effective being referred to herein as the "EFFECTIVE TIME").

            SECTION 1.3. EFFECTS OF THE MERGER. At the Effective Time, the Merger shall have the effects as set forth in the applicable provisions of the TBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

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            SECTION 1.4. ARTICLES OF INCORPORATION AND BYLAWS.

                    (a) The articles of incorporation of the Company in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with its terms and applicable law.

                    (b) The bylaws of Purchaser in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with its terms and applicable law.

            SECTION 1.5. DIRECTORS. The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until such director's successor is duly elected or appointed and qualified.

            SECTION 1.6. OFFICERS. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified.

            SECTION 1.7. SUBSEQUENT ACTIONS. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

            SECTION 1.8. EFFECT OF THE CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Purchaser or any holder of any shares of Company Common Stock ("SHARES") or any shares of capital stock of Purchaser:

                    (a) Each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into one share of the common stock, par value $.001 per share, of the Company following the Merger.

                    (b) Each issued and outstanding share of Company Common Stock held by the Specified Shareholders immediately prior to the Effective Time, other than as set forth in Schedule 1.8(b) hereto, shall not be canceled as provided below but be retained by such holder and remain outstanding and unaffected by the Merger.

                    (c) Each share of Company Common Stock that is owned by or held in the treasury of the Company or owned by any subsidiary of the Company immediately prior to the

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Effective Time, shall automatically be canceled and retired and shall cease to exist, and no cash, Company Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

                    (d) Shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) any shares to be issued pursuant to Section 1.8(a), (ii) any shares to remain outstanding pursuant to
Section 1.8(b), (iii) any shares to be canceled pursuant to Section 1.8(c) and
(iv) any Dissenting Shares (as defined below)), together with the Associated Rights, held by each shareholder of the Company shall be converted into the right to receive (i) an amount in cash (the "MERGER CONSIDERATION") equal to the product of (A) the number of such shares of Company Common Stock owned by such shareholder prior to the Effective Time, and (B) the Per Share Amount. The Merger Consideration shall be payable to the holder of shares of Company Common Stock, without interest thereon, upon the surrender of the certificate or certificates formerly representing such Shares in the manner provided in Section
5.2 and less any required withholding of taxes. From and after the Effective Time, all such Shares so converted into the Merger Consideration shall no longer be outstanding and shall be deemed to be canceled and retired and shall cease to exist, and each holder of a certificate or certificates formerly representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate or certificates in accordance with Section 1.11, or the right, if any, to receive payment from the Surviving Corporation in accordance with Articles 5.11, 5.12 and 5.13 of the TBCA. Anything contained herein to the contrary notwithstanding, with respect to any Person (as defined in Section 2.2) (other than any Specified Shareholder) who has purchased shares of Company Common Stock pursuant to the terms of the Company's Senior Management Stock Purchase Plan and who as of the Effective Time has an amount outstanding and unpaid under a promissory note(s) entered into between such Person and the Company under such plan, the Company shall withhold from the aggregate Merger Consideration payable to any such Person in respect of shares of Company Common Stock canceled in the Merger (subject to obtaining any required consent of any such Person) the amount necessary to satisfy the outstanding obligation under the promissory note(s) in full (including the amount equal to any imputed interest if such Person authorized the Company to do so).

            SECTION 1.9. DISSENTING SHARES. Anything in this Agreement to the contrary notwithstanding, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who have the right to dissent with respect to the Merger pursuant to Article 5.11 of the TBCA ("DISSENTING SHARES") shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but the holders of such Dissenting Shares shall be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of the TBCA, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost such right under the TBCA. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder's shares of Company Common Stock shall thereupon be converted into and become exchangeable only for the right to receive, as of the Effective Time, the Merger Consideration without any interest thereon. The Company shall give Purchaser (i) prompt notice of any written demands received by the Company for payment of fair value in respect of any shares of Company Common Stock, attempted written withdrawals of such demands, and any other instruments served pursuant to the TBCA and received by the Company relating to share-

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holders' rights to dissent with respect to the Merger and (ii) the opportunity to direct all negotiations and proceedings with respect to any exercise of such rights under the TBCA. The Company shall not, except with the prior written consent of Purchaser, voluntarily make any payment with respect to any demands for payment of fair value for capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.

            SECTION 1.10. LIST OF STOCK OPTIONS; CANCELLATION OF STOCK OPTIONS.

                    (a) The Company has heretofore provided Purchaser a true and complete list (the "STOCK OPTION LIST") of each option to purchase shares of Company Common Stock (the "STOCK OPTIONS") granted under each employee and director stock option plan or arrangement (the "COMPANY STOCK PLANS") outstanding as of the date hereof (along with the exercise prices thereof). The Company represents and warrants that as of the date hereof, other than as previously disclosed in the Stock Option List, no outstanding Stock Options are held by any Specified Shareholder. Stock Options held by any Specified Shareholder and any other person permitted by Purchaser in writing after the date hereof to participate in the option rollover (collectively, the "ROLLOVER PARTICIPANTS") are referred to as "ROLLOVER OPTIONS".

                    (b) The term "OPTION CANCELLATION TIME" shall mean the time that is immediately prior to the Effective Time.

                    (c) At the Option Cancellation Time, 448,336 Rollover Options (as specified in Schedule 1.10(c) (the "Canceled Rollover Options")) shall be canceled, and shall be of no further force or effect.

                    (d) At the Option Cancellation Time, each then outstanding Stock Option (whether vested or unvested), other than any Canceled Rollover Option, shall be canceled and, in consideration of such cancellation, the Company shall pay to the holder in full satisfaction of such Stock Option, subject to any applicable withholding tax, an amount in cash equal to the product of (i) the excess, if any, of the Per Share Amount over the exercise price per share of Company Common Stock of such Stock Option and (ii) the number of shares of Company Common Stock subject to such Stock Option.

                    (e) The Company (i) shall take all actions necessary, including seeking written consents from each holder (other than the Rollover Participants), to cause the actions and effects specified in Section 1.10 to occur, and (ii) shall take all actions necessary to provide that, effective as of the Option Cancellation Time, (A) except as necessary in connection with the treatment of Rollover Options, each of the Company Stock Plans shall be terminated and no new options shall be granted thereunder, (B) the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its subsidiaries shall be amended to provide that no new issuances or grants may be made thereunder, and (C) no holder of Stock Options will have any right to receive any shares of capital stock of the Company or, if applicable, the Surviving Corporation, upon exercise of any Stock Option.

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            SECTION 1.11. PAYMENT FOR SHARES.

                    (a) Prior to the Effective Time, Purchaser shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent in connection with the Merger (the "PAYING AGENT") pursuant to a paying agent agreement providing for the matters set forth in this Section 1.11 and otherwise reasonably satisfactory to the Company. At the Effective Time, the Company shall deposit, or cause to be deposited, in trust with the Paying Agent for the benefit of holders of shares of Company Common Stock, the aggregate consideration to which such holders shall be entitled at the Effective Time pursuant to Section 1.8(d). Such funds shall be invested as directed by the Company or the Surviving Corporation pending payment thereof by the Paying Agent to holders of the shares of Company Common Stock. Earnings from such investments shall be the sole and exclusive property of the Company and the Surviving Corporation and no part thereof shall accrue to the benefit of the holders of the shares of Company Common Stock.

                    (b) Promptly after the Effective Time, the Paying Agent shall mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "CERTIFICATES"), whose shares were converted pursuant to Section 1.8(d) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions not inconsistent with this Agreement as Purchaser may specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration (together, the "TRANSMITTAL DOCUMENTS"). Upon surrender of a Certificate or Certificates for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Purchaser, together with such letter of transmittal, duly executed, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor (as promptly as practicable) the Merger Consideration in respect of all shares of Company Common Stock formerly represented by such Certificate or Certificates, without any interest thereon, pursuant to Section 1.8(d) The Certificate(s) so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Certificates are registered, it shall be a condition of payment that the Certificate(s) so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer, that the signatures on the Certificate(s) or any related stock power shall be properly guaranteed and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate(s) surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered in accordance with the provisions of and as contemplated by this Section 1.11, any Certificate (other than Certificates representing shares of Company Common Stock subject to Sections 1.8(a), (b) and
(c) and other than Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash without interest as contemplated by this Section 1.11. Upon the surrender of Certificates in accordance with the terms and instructions contained in the Transmittal Documents, the Company shall cause the Paying Agent to pay the holder of such Certificates in exchange therefor cash in an amount equal to the Merger Consid-

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eration (other than Certificates representing Dissenting Shares and Certificates representing shares of Company Common Stock subject to Sections 1.8(a), (b) and
(c)).

                    (c) At the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of any shares of capital stock thereafter on the records of the Company. If, after the Effective Time, Certificates (other than Dissenting Shares or those subject to Sections 1.8(a), (b) and (c)) are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Section 1.11. No interest shall accrue or be paid on any cash payable upon the surrender of a Certificate or Certificates which immediately before the Effective Time represented outstanding shares of Company Common Stock.

                    (d) From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time (other than those subject to Section 1.8(b)) shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by applicable law.

                    (e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Surviving Corporation shall pay or cause to be paid in exchange for such lost, stolen or destroyed Certificate the relevant portion of the Merger Consideration in accordance with
Section 1.8(d) for shares of Company Common Stock represented thereby. When authorizing such payment of any portion of the Merger Consideration in exchange therefor, the board of directors of the Surviving Corporation may, in its discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Certificate to give the Surviving Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.

                    (f) Promptly following the date which is one year after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any cash (including any interest received with respect thereto), Certificates and other documents in its possession relating to the Merger, which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or similar laws) only as general creditors thereof with respect to any portion of the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon.

                    (g) The Merger Consideration paid in the Merger shall be net to the holder of shares of Company Common Stock in cash, subject to reduction only for any applicable Federal withholding taxes or, as set forth in Section 1.11(b), stock transfer taxes payable by such holder.

                    (h) Anything to the contrary in this Section 1.11 notwithstanding, none of the Paying Agent, Purchaser or the Surviving Corporation shall be liable to any holder of a Certificate formerly representing Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If Certificates are not surrendered

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prior to two years after the Effective Time, unclaimed funds payable with respect to such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

            SECTION 1.12. THE SENIOR NOTES OFFER AND SOLICITATION.

                    (a) Provided that this Agreement shall not have been terminated in accordance with Section 7.1 and none of the events set forth in Annex A shall have occurred or be existing, the Company shall promptly after the date of this Agreement, but in no event later than five business days from the date a request is made by the Purchaser (which request shall not be made prior to the sixth business day following the date of this Agreement), commence an offer to purchase all of the outstanding aggregate principal amount of the Company's 10-1/2% Senior Subordinated Senior Notes (the "SENIOR NOTES") issued pursuant to that certain Indenture, dated as of July 30, 1996, among the Company, certain of its subsidiaries, and First Union National Bank of North Carolina, as Trustee (the "SENIOR NOTES INDENTURE"), on the terms and conditions set forth in and attached as Annex A hereto, and such other customary terms and conditions as are reasonably acceptable to Purchaser (the "DEBT OFFER"). Without limiting the foregoing, the Debt Offer (and the provisions of Annex A hereto), shall include the solicitation of consents to amendments to the terms of the Senior Notes and the Senior Notes Indenture that shall be reasonably satisfactory to Purchaser and shall include, without limitation, the elimination of the negative covenants contained therein and the elimination of any restrictions applicable to the transactions contemplated by this Agreement or any of the financing contemplated thereby (the "SENIOR NOTES AMENDMENTS"). The Company shall waive any of the conditions to the Debt Offer and make any other changes in the terms and conditions of the Debt Offer as reasonably requested by Purchaser, and the Company shall not, without Purchaser's prior written consent, waive any condition to the Debt Offer, make any changes to the terms and conditions of the Debt Offer set forth in Annex A or make any other changes in the terms and conditions of the Debt Offer. The Company covenants and agrees that, subject to the terms and conditions of this Agreement, including, but not limited to, Annex A, it will accept for payment and thereafter pay for, as promptly as practicable after expiration of the Debt Offer, Senior Notes and consents concurrently with the consummation of the Merger.

                    (b) Subject to Section 7.1, the Company shall, from time to time at the direction of Purchaser, extend the Debt Offer.

                    (c) Promptly following the date of this Agreement, the Company shall prepare an offer to purchase the Senior Notes and forms of the related letter of transmittal (collectively, the "DEBT OFFER TO PURCHASE") and summary advertisement, as well as all other information and exhibits (collectively, the "DEBT OFFER DOCUMENTS"). Purchaser and the Company will cooperate with each other in the preparation of the Debt Offer Documents. All mailings to the holders of Senior Notes in connection with the Debt Offer shall be subject to the prior review, comment and approval of Purchaser. The Company will use its reasonable efforts to cause the Debt Offer Documents to be mailed to the holders of the Senior Notes within five business days from the date a request is made by Purchaser (which request shall not be made prior to the sixth business day following the date of this Agreement). The Debt Offer Documents will comply in all material respects with the provisions of applicable state and federal laws. Each of Purchaser and the Company agrees promptly to correct any information provided by it for use in the Debt Offer

Documents if and to the extent that it shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Debt Offer Documents as so corrected to be disseminated to holders of Senior Notes as and to the extent required by applicable state and federal laws.

            SECTION 1.13. COMPANY ACTION.

                    (a) The Company hereby approves of and agrees to undertake the Debt Offer and represents and warrants that the Board of Directors of the Company (the "COMPANY BOARD"), at a meeting duly called and held, has, subject to the terms and conditions set forth herein, (i) determined that this Agreement, which provides, among other things, for the Debt Offer, the Circon Sale (as defined in Section 5.6(d)) and the Merger, is advisable, fair to, and in the best interests of, the shareholders of the Company, (ii) resolved to recommend approval and adoption of the plan of merger (within the meaning of Article 5.03 of the TBCA) contained in this Agreement by such shareholders of the Company, (iii) approved the Merger and all of the other Transactions, for purposes of Article 13.03 of the TBCA and taken all necessary steps to render
Article 13.03 of the TBCA inapplicable to the Transactions contemplated hereby,
(iv) resolved to elect, to the extent permitted by law, not to be subject to any state takeover law other than Article 13.03 of the TBCA that may purport to be applicable to the Transactions contemplated hereby, (v) has taken all action under the Rights Agreement to make the representations and warranties contained in Section 3.13 true and correct in all respects, and (vi) resolved to recommend, and recommended, that the shareholders of the Company approve and adopt this Agreement and the Merger. The determinations, resolutions and recommendations referred to in the immediately preceding sentence are collectively referred to herein as the "COMPANY BOARD RECOMMENDATION". The Company shall include a statement of such recommendation and approval in the Proxy Statement (as defined in Section 3.5). The Company further represents that Lazard Freres & Co. LLC (the "FINANCIAL ADVISOR") has delivered to the Board its written opinion that, as of the date of such opinion, the Per Share Amount to be received in the Merger by the holders of Shares (other than Purchaser and the Specified Shareholders) is fair from a financial point of view to such holders. The Company agrees to, and has been authorized by the Financial Advisor to, permit the inclusion of the fairness opinion (or a reference thereto) in the Proxy Statement.

                    (b) The Company shall take all action as may be necessary to effect the Debt Offer as contemplated by this Agreement, including, without limitation, promptly mailing the Debt Offer Documents to the record holders and beneficial owners of the Senior Notes.

                                   ARTICLE II

                                 ASSET DROPDOWN

            Section 2.1. ASSET DROPDOWN. If requested by Purchaser in order to facilitate the financing contemplated hereby, the Company shall organize, or cause to be organized under the laws of the State of Delaware a corporation ("COMPANY SUB") and thereafter maintain its good standing under the laws of the State of Delaware and qualify it to do business in such jurisdictions as may be necessary to comply with the terms of Section 3.1. Purchaser shall be afforded the opportunity to review and approve all documents prepared in connection with the formation of Company Sub.

In accordance with the first sentence of this Section 2.1, as so requested, immediately before or concurrent with the Effective Time, subject to satisfaction or waiver of all conditions to the Merger, the Company shall sell, convey, assign, transfer and deliver to Company Sub, and the Company shall cause Company Sub to acquire from the Company, all of the rights, title and interests of the Company in and to all of the assets, properties, operations and businesses and all other rights and privileges of every nature, kind and description, whether tangible or intangible (including goodwill), whether accrued, contingent or otherwise, of the Company as such assets, properties, operations, businesses, rights and privileges may exist on the date and time of the transfer (collectively, the "COMPANY ASSETS"); PROVIDED, HOWEVER, that the Company shall retain sufficient cash or cash equivalents in order to finance the consummation of the Merger. The transfer of the Company Assets contemplated by this Section 2.1 shall be effected by appropriate bills of sale and other evidences of transfer or assignment, all in forms reasonably satisfactory to the Company and Purchaser. Simultaneously therewith, the Company shall assign to Company Sub, and shall cause Company Sub to assume and agree to pay, perform and be liable and responsible for, any and all of its liabilities, obligations, debts whatsoever of the business of the Company, whether mature or unmatured, liquidated or unliquidated, fixed or contingent, including as the "Company" under Section 5.2 of the Senior Notes Indenture ("LIABILITIES"). The assumption of Liabilities by Company Sub pursuant to this Section 2.1 shall be evidenced by an assumption agreement or other comparable document in form and substance reasonably satisfactory to the Company and Purchaser.

            Section 2.2. NON-ASSIGNMENT UNDER CERTAIN CIRCUMSTANCES. Anything contained in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to sell, convey, assign, transfer or deliver ("TRANSFER") any interest in any instruments, commitments, contracts, leases, permits or other agreements or arrangements or any claim, right or benefit, or any Liability arising thereunder or resulting therefrom ("INSTRUMENTS"), if such a Transfer or an attempt to make such a Transfer without authorization, approval, consent or waiver of a third person ("AUTHORIZATIONS") would constitute a breach or violation thereof or affect adversely the rights of Company Sub or the Company thereunder; and any transfer hereunder of such Instruments that requires Authorizations shall be made subject to such Authorizations being obtained. In the event that any such Authorizations are not obtained on or prior to the Effective Time, the Company shall use commercially reasonable efforts to obtain any such Authorization after the Effective Time, and the Company shall, to the fullest extent permitted by law and any instruments (including by acting as an agent of Company Sub), hold such instruments in trust for the exclusive use and benefit of Company Sub such that Company Sub receives the interest of the Company in the benefits therefrom until such time as such Authorizations are obtained. "PERSON" or "PERSON" means and includes natural persons, corporations, limited partnerships, limited liability companies, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and all Governmental Entities.

                                   ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company hereby represents and warrants to Purchaser as follows:

            Section 3.1. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

                    (a) Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be in good standing or to have such power, authority and governmental approvals, would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has heretofore delivered to Purchaser accurate and complete copies of the articles of incorporation and bylaws, as currently in effect, of the Company and accurate and complete copies of the certificate or articles of incorporation and bylaws (or other governing document), as currently in effect, of each of its Subsidiaries. As used in this Agreement, the term "SUBSIDIARY" shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated or domestic or foreign to the United States of which (i) such Person or any other Subsidiary of such Person is a general partner (excluding such partnerships where such Person or any Subsidiary of such Person do not have a majority of the voting interest in such partnership) or
(ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries. The term "COMPANY MATERIAL ADVERSE EFFECT" means any event, change, circumstance or effect that is or could reasonably be expected to be materially adverse to (a) the business, results of operations, condition (financial or otherwise), assets or liabilities of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate any of the transactions contemplated by this Agreement, including the Debt Offer, the Circon Sale and the Merger (collectively, the "Transactions"). The schedule of disclosures delivered by the Company to Purchaser together with the execution of this Agreement (the "COMPANY DISCLOSURE SCHEDULE") sets forth in
Section 3.1(a) a complete list of the Company's Subsidiaries.

                    (b) Each of the Company and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in aggregate, have a Company Material Adverse Effect.

                    (c) Except as set forth in Section 3.1(c) of the Company Disclosure Schedule, the Company does not own any equity or similar interest in any Person.

            Section 3.2. CAPITALIZATION OF THE COMPANY AND ITS SUBSIDIARIES.

                    (a) The authorized capital stock of the Company consists of:
40,000,000 shares of Company Common Stock and 20,000,000 shares of preferred stock, par value $1.00 per share (the "PREFERRED STOCK"). As of June 9, 1999, 14,276,682 shares of Company Common Stock are issued and outstanding, no shares of the Preferred Stock are outstanding. All of the Shares have been validly issued, and are fully paid, nonassessable and free of preemptive rights. As of June 9, 1999, a total of 1,498,920 Shares are reserved for issuance pursuant to outstanding

Stock Options under the Company Stock Plans, and no other Shares are subject to issuance pursuant to Stock Options. Set forth in Section 3.2(a) of the Company Disclosure Schedules is a complete and accurate list of the Company Stock Plans and the number of Shares reserved for issuance pursuant to Stock Options outstanding as of June 9, 1999 under each such Company Stock Plan, and no other Shares are subject to issuance pursuant to such Company Stock Plans. Since June 9, 1999, no shares of the Company's capital stock have been issued other than pursuant to Stock Options set forth on the Stock Option List and, since June 9, 1999, no stock options have been granted. Except as set forth above and except for the Rights to, among other things, purchase Series A Participating Preferred Stock issued pursuant to the Rights Agreement, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company,
(iii) no options or other rights to acquire from the Company or any of its Subsidiaries, and no obligations of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, and (iv) no equity equivalents, interests in the ownership or earnings of the Company or any of its Subsidiaries or other similar rights (collectively, "COMPANY SECURITIES"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

                    (b) Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, all of the outstanding, capital stock of, or other ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of law). All such shares have been validly issued, fully paid and nonassessable, and have been issued free of preemptive rights. There are no securities of the Company or any of its Subsidiaries convertible into or exchangeable for, no options or other rights to acquire from the Company or any of its Subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in, or any other securities of, any Subsidiary of the Company. There are no contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any Subsidiary of the Company. For purposes of this Agreement, "LIEN" means, with respect to any asset (including, without limitation, any security) any option, claim, mortgage, lien, pledge, charge, security interest or encumbrance or restrictions of any kind in respect of such asset.

                    (c) The Shares and the Rights constitute the only class of equity securities of the Company or any of its Subsidiaries registered or required to be registered under the Exchange Act.

                    (d) Other than the Voting Agreements, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of the Subsidiaries.

                    (e) Other than the Outstanding Indebtedness, there is no outstanding Indebtedness of the Company or any of its Subsidiaries. Except as identified in Section 3.2(e) of the

Company Disclosure Schedule, no such Indebtedness of the Company or its Subsidiaries contains any restriction upon (i) the prepayment of such Indebtedness, (ii) the incurrence of Indebtedness by the Company or its Subsidiaries, respectively, or (iii) the ability of the Company or its Subsidiaries to grant any Liens on its properties or assets.

                    (f) For purposes of this Agreement, "INDEBTEDNESS" shall include (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices, and excluding ordinary operating leases), (ii) any other indebtedness which is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations under conditional sale or other title retention agreements relating to property purchased, (iv) capital lease or sale-leaseback obligations, (v) all liabilities secured by any Lien on any property (other than ordinary operating leases), and (vi) any guarantee or assumption of any of the foregoing in clauses
(i) through (v) or guaranty of minimum equity or capital or any make-whole or similar obligation. The term "OUTSTANDING INDEBTEDNESS" means (a) the Senior Notes, (b) Indebtedness not in excess of $265,000,000 as of the date hereof under that certain Third Amended and Restated Credit Agreement, dated as of January 4, 1999 (the "CREDIT AGREEMENT"), by and among the Company, NationsBank, N.A., as Agent, The Bank of Nova Scotia and First Union Bank, as managing agents, and certain other banks named therein, and (c) capitalized leases outstanding on the date hereof not in excess of $10,500,000 in the aggregate. The aggregate principal amount of the outstanding Senior Notes does not exceed $100,000,000, and there is no accrued but unpaid interest thereon other than interest accruing since the last regular interest payment date.

            Section 3.3. AUTHORITY RELATIVE TO THIS AGREEMENT; CONSENTS AND
                         APPROVALS.

                    (a) The Company has all the necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transactions in accordance with the terms hereof (subject to obtaining the necessary approval and adoption of this Agreement and the Merger by the shareholders of the Company). The execution, delivery and performance of this Agreement by the Company and the consummation by it of the Transactions have been duly and validly authorized by the Board and, except for obtaining the approval of the Company's shareholders in connection with the Merger as contemplated by Section 5.1 hereof, no other corporate action or corporate proceedings on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by Purchaser, constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms.

                    (b) The Board has duly and validly approved, and taken all corporate actions required to be taken by the Board for the consummation of, the Transactions, including, without limitation, all actions required to ensure that the representations and warranties set forth in Section 3.13 are, and shall remain, true and correct in all respects.

                    (c) No approval of the shareholders of the Company is required (by the Company's articles of incorporation or bylaws, or by applicable law) with respect to the entering into of this Agreement or the consummation of any of the Transactions other than the approval of the Merger by holders of a majority of the outstanding shares of Company Common Stock.

            Section 3.4. SEC REPORTS; FINANCIAL STATEMENTS.

                    (a) Since January 1, 1996, the Company has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it with the SEC pursuant to the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the SEC's rules and regulations promulgated thereunder, and the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and the SEC's rules and regulations promulgated thereunder (any such documents filed since January 1, 1996 and prior to the date hereof being collectively, the "COMPANY SEC DOCUMENTS"). The Company SEC Documents, including without limitation, any financial statements or schedules included therein, at the time filed, or in the case of registration statements on their respective effective dates, (i) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations promulgated thereunder and (ii) did not at the time filed (or, in the case of registration statements, at the time of effectiveness), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any form, report or other document with the SEC. The financial statements included in the Company SEC Documents (the "FINANCIAL STATEMENTS") (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iii) have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) ("GAAP") and (iv) fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its Subsidiaries as of the times and for the periods referred to therein, except that any such Financial Statements that are unaudited, interim financial statements were or are subject to normal and recurring year end adjustments.

                    (b) The Company has heretofore made available to Purchaser, in the form filed with the SEC (including any amendments thereto), (i) its Annual Reports on Form 10-K for each of its three most recently completed fiscal years, (ii) all definitive proxy statements relating to the Company's meetings of shareholders (whether annual or special) held since January 1, 1996 and (iii) all other reports (other than Quarterly Reports on Form 10-Q) or registration statements filed by the Company with the SEC since January 1, 1996.

            Section 3.5. DEBT OFFER DOCUMENTS; PROXY STATEMENT; FORM S-4. None of the information included in (i) the Debt Offer Documents, shall, at the time the Debt Offer Documents or any amendments or supplements thereto are first published, sent or given to holders of the Senior Notes contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (ii) the registration statement on Form S-4 to be filed, if necessary, with the Securities and Exchange Commission (the "SEC") by the Company in connection with any issuance of Company Common Stock in connection with the

Merger (such Form S-4, as amended or supplemented, is herein referred to as the "FORM S-4") will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (iii) the proxy statement to be sent to the shareholders of the Company in connection with the Shareholders Meeting (as defined in Section 5.1) (such proxy statement, as amended or supplemented, is herein referred to as the "PROXY STATEMENT") will, at the date it is first mailed to the Company's shareholders or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If the filing of the Form S-4 is required, the Form S-4 will, as of its effective date, and the prospectus contained therein will, as of its date, comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to statements made therein based on information supplied in writing by Purchaser specifically for inclusion in the Proxy Statement. For purposes of this Agreement, the parties agree that statements made and information in the Debt Offer Documents, the Form S-4 (if one is filed) and the Proxy Statement relating to the federal income tax consequences of the transactions herein contemplated to holders of Company Common Stock shall be deemed to be supplied by the Company and not by Purchaser.

            Section 3.6. CONSENTS AND APPROVALS, NO VIOLATIONS. Except as set forth in Section 3.6 of the Company Disclosure Schedule, no filing with or notice to, and no permit, authorization, consent or approval of, any federal, state, local or foreign court or tribunal or administrative, governmental or regulatory body, agency or authority (a "GOVERNMENTAL ENTITY"), is required on the part of the Company or any of its Subsidiaries for the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the Transactions, except (i) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (ii) pursuant to the applicable requirements of the Securities Act and the Exchange Act and the SEC's rules and regulations promulgated thereunder, (iii) the filing and if applicable, recordation of the Articles of Merger pursuant to the TBCA, (iv) such filings as are or may become necessary or desirable in connection with the organization and capitalization of Company Sub, or (v) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Company Material Adverse Effect. Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the Transactions will (A) conflict with or result in any breach of any provision of the respective articles of incorporation or bylaws (or similar governing documents) of the Company or of any its Subsidiaries, (B) except as set forth in Section 3.6 of the Company Disclosure Schedule, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, other than breaches or defaults under the Credit Agreement upon consummation of the

Debt Offer without repayment thereof, or (C) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except in the case of (B) or (C) for violations, breaches or defaults which would not, individually or in the aggregate, have a Company Material Adverse Effect.

            Section 3.7. NO DEFAULT. None of the Company or any of its Subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its articles of incorporation or bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect.

            Section 3.8. NO UNDISCLOSED LIABILITIES; ABSENCE OF CHANGES. Except
(i) for liabilities incurred pursuant to the terms of the Agreement, or (ii) as set forth in the Company SEC Documents filed since November 1, 1998, neither the Company nor any of its Subsidiaries has, or has incurred since November 1, 1998, any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that have a Company Material Adverse Effect or, other than in the ordinary course of business and consistent with past practices, that would be required in accordance with GAAP to be reflected or reserved against on a consolidated balance sheet, or in the notes thereto, of the Company and its Subsidiaries prepared in accordance with GAAP.

            Section 3.9. LITIGATION. Except as disclosed in the Company SEC Documents or in Section 3.9 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against, affecting or involving the Company or any of its Subsidiaries or any of their respective properties or assets before any Governmental Entity with respect to which there is a reasonable likelihood of an adverse determination which would have a Company Material Adverse Effect. Except as disclosed in the Company SEC Documents or in Section 3.9 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which has a Company Material Adverse Effect.

            Section 3.10. COMPLIANCE WITH APPLICABLE LAW. Except as set forth in
Section 3.10 of the Company Disclosure Schedule, the Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities (including under applicable regulations adopted by the U.S. Food and Drug Administration and the U.S. Food, Drug and Cosmetic Act) necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted ("COMPANY PERMITS") except where the failure to hold such permits, licenses, variances, exemptions, orders and approvals would not, individually or in the aggregate, have a Company Material Adverse Effect. There has not occurred any material default under, or violation of, or failure of compliance under, any such Company Permit. Except as set forth in Section 3.10 of the Company Disclosure Schedule, the businesses of the Company and its Subsidiaries are not being, and have not been, conducted in violation of any law, ordinance or regulation of any Governmental Entity (including under applicable regulations adopted by the U.S. Food and Drug Administration and the U.S. Food, Drug and Cosmetic
Act) except for violations or possible violations which individually or in the aggregate will not have a Company Material Adverse Effect. Except as set forth in Section 3.10 of the Company Disclosure Schedule, no investigation or review by any Governmental Entity (including under applicable regulations adopted by the U.S. Food and Drug Administration and the U.S. Food, Drug and Cosmetic Act) with respect to the Company or any of its Subsidiaries or any of their respective products is, or during the past three years has been, pending or, to the knowledge of the Company, threatened nor, to the knowledge of the Company, has any Governmental Entity indicated an intention to conduct the same. This
Section 3.10 shall not be applicable to compliance with Environmental Laws (on permits required thereunder), which is the subject of Section 3.12.

            Section 3.11. EMPLOYEE BENEFIT MATTERS.

                    (a) All employee or director benefit plans, arrangements or agreements, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement that is or has since January 1, 1994 (or prior to such date if such plan, program or arrangement could result in any liability of the Company or any Subsidiary after the date of this Agreement) been sponsored, maintained or contributed to for the benefit of any current or former employee or director of the Company or any Subsidiary are listed in
Section 3.11(a) of the Company Disclosure Schedule (the "COMPANY BENEFIT PLANS"). True and complete copies of (i) the Company Benefit Plans (or, in the case of any unwritten Company Benefit Plan, a description thereof) and any amendment thereto, (ii) the most recent summary plan description (or similar document) for each Company Benefit Plan, (iii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any, and (iv) the most recent determination letter from the IRS (if applicable) for such Company Benefit Plan have been made available to the Purchaser.

                    (b) Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, (i) each Company Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with all applicable laws including, but not limited to, ERISA, and the Internal Revenue Code of 1986, as amended (the "CODE"); (ii) each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service (the "IRS") to be so qualified (or such qualification is pending, or such plan is maintained under a prototype plan approved by the
IRS), and, to the knowledge of the Company, no event has occurred that could reasonably be expected to adversely affect the qualified status of such Company Benefit Plan; (iii) neither the Company nor any of its Subsidiaries has incurred or is reasonably likely to incur any liability or penalty under Sections 4975 or 4976 of the Code or Sections 409 or 502(i) of ERISA; (iv) there are no pending, nor has the Company or any of its Subsidiaries received notice of any threatened, claims against or otherwise involving any of the Company Benefit Plans (other than routine claims for benefits); (v) no Company Benefit Plan is under audit or investigation by the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation, and to the knowledge of the Company, no such audit or investigation is pending or threatened; (vi) all contributions or other payments required to be made as of the date of this Agreement to or pursuant to the Company Benefit Plans have been made or accrued for in the Company's Financial Statements; (vii) neither the Company nor any entity under "common control" with the Company within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA ("ERISA Affiliate") has at any time contributed to, or been required to contribute to, any "pension plan" (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code, including without limitation, any "multi-employer plan" (as defined in Sections 3(37) and 4001(a)(3) of ERISA) (a "Multiemployer Plan"); (viii) no Company Benefit Plan is subject to the laws of any jurisdiction other than the United States; (ix) neither the Company nor any of its Subsidiaries has any obligation for retiree health or life benefits; (x) the Company or its Subsidiaries may amend or terminate any of the Company Benefit Plans without incurring any liability thereunder; (xi) all amounts of deferred compensation benefits under any Company Benefit Plan have been properly accrued on the Financial Statements of the Company and its Subsidiaries to the extent required under GAAP; and (xii) each Company Benefit Plan which is an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA is either insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims or covered under a contract with a health maintenance organization (an "HMO") pursuant to which the HMO bears the liability for such claims.

                    (c) Except as set forth in Section 3.11(c) of the Company Disclosure Schedule, the consummation of the Transactions will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Company Benefit Plan, trust, or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee, officer or director of the Company or any Subsidiary, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company or the Purchaser to amend or terminate any Company Benefit Plan and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to applicable taxes. Except as set forth in Section 3.11(c) of the Company Disclosure Schedule, no payment or benefit which will or may be made by the Company, any of its Subsidiaries, the Purchaser or any of their respective affiliates with respect to any employee, officer or director of the Company or its Subsidiaries will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code, and no amount of any such payment or benefit will fail to be deductible by the Company by reason of Section 162(m) of the Code.

                    (d) Except as set forth in Section 3.11(d) of the Company Disclosure Schedule, with respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of
Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) the fair market value of the assets of each such Company Benefit Plan equals or exceeds the actuarial present value of all accrued benefits under such Plan (whether or not vested), based upon the actuarial assumptions used to prepare the most recent actuarial report for such Plan; (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this agreement will not result in the occurrence of any such reportable event; (iv) all premiums to the Pension Benefit Guaranty Corporation (the "PBGC") have been timely paid in full; (v) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or its Subsidiaries; and (vi) the PBGC has not instituted proceedings to terminate any such Company Benefit Plan and, to the Company's and each of its Subsidiary's knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Company Benefit Plan.

                    (e) None of the Company and its Subsidiaries nor any ERISA Affiliate has incurred any "withdrawal liability" (as defined in Part I of Subtitle E of Title IV of ERISA) ("Withdrawal Liability"), as a result of a complete or partial withdrawal from a Multiemployer Plan, that has not been satisfied in full. With respect to each Company Benefit Plan that is a Multiemployer Plan: (i) if the Company or any of its Subsidiaries or any of their respective ERISA Affiliates were to experience a withdrawal or partial withdrawal from such plan, no Withdrawal Liability would be incurred that would have a Company Material Adverse Effect; and (ii) none of the Company and its Subsidiaries, nor any of their respective ERISA Affiliates has received any notification, nor has any reason to believe, that any such Company Benefit Plan is in reorganization, has been terminated, is insolvent, or may reasonably be expected to be in reorganization, to be insolvent, or to be terminated.

            Section 3.12. ENVIRONMENTAL LAWS AND REGULATIONS.

                    (a) Except as set forth in the Company SEC Documents or
Section 3.12 of the Company Disclosure Schedule, (i) the Company and each of its Subsidiaries is in compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or emissions, discharges, releases, disposal, or handling of any pollutants or toxic or hazardous substances, wastes or materials (including, without limitation, petroleum, and petroleum products, asbestos or asbestos containing materials, polychlorinated biphenyls, radon or lead or lead-based paints or materials (collectively, "ENVIRONMENTAL LAWS"), except for non-compliance that individually or in the aggregate would not have a Company Material Adverse Effect, which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) neither the Company nor any of its Subsidiaries has received written (or, to the Company's knowledge, oral) notice of, or, is the subject of, any material action, cause of action, claim, investigation, demand or notice by any such Person alleging liability under or non-compliance with any Environmental Law (an "ENVIRONMENTAL CLAIM") including, without limitation, relating to any contractor, subcontractor or agent of the Company or for the business, or relating in any way to any prior facilities, locations, or business of the Company or any of its Subsidiaries; and (iii) there are no conditions or circumstances that are reasonably likely to result in any liability of the Company or any of its Subsidiaries under any Environmental Law, prevent or interfere with any such compliance thereunder in the future including, without limitation, relating to any contractor, subcontractor or agent of the Company or for the business, or relating in any way to any prior facilities, locations, or business of the Company or any of its Subsidiaries, except for any such conditions or circumstances that individually or in the aggregate would not have a Company Material Adverse Effect. There are no permits or other governmental authori-zations held by the Company or required for the Company's business that are required to be transferred or reissued, or that are otherwise prohibited from being transferred or reissued, pursuant to any Environmental Laws as a result of the transactions contemplated by this Agreement. The Company has provided to Purchaser all environmental assessments, reports, data, results of investigations, or compliance or other environmental audits conducted by or for the Company, or otherwise relating to the Company's or any Subsidiary's business or properties (owned, leased or operated).

                    (b) There are no Environmental Claims which individually or in the aggregate would have a Company Material Adverse Effect that are pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has or is reasonably likely to have been retained or assumed either contractually or by operation of law.

            Section 3.13. RIGHTS AGREEMENT; STATE TAKEOVER STATUTE INAPPLICABLE.

                    (a) The Company has taken all necessary action so that none of the execution of this Agreement or the Voting Agreements, the making of the Debt Offer, the acquisition of Senior Notes or consents pursuant to the Debt Offer, or the consummation of the Merger or the Circon Sale or the other Transactions will (i) cause the Rights issued pursuant to the Rights Agreement to become exercisable, (ii) cause Purchaser or any of its affiliates to become an Acquiring Person (as such term is defined in the Rights Agreement) or (iii) give rise to a Distribution Date or a Triggering Event (as each such term is defined in the Rights Agreement). The Company has delivered to Purchaser true and complete copies of all amendments to the Rights Agreement that fulfill the requirements of this Section 3.13 and such amendments are in full force and effect.

                    (b) As of the date hereof and at all times through and including the Effective Time, Article 13.03 of the TBCA shall be inapplicable to the Transactions contemplated by this Agreement and all future transactions between the Company and any of Purchaser and, to the extent the Specified Shareholders, or any of them, could be deemed to be or become (by virtue of the Transactions) an "affiliated shareholder" or an "affiliate or associate of the affiliated shareholder" (as such terms are used in Article 13.03 of the TBCA), the Specified Shareholders.

            Section 3.14. BROKERS. No broker, finder or investment banker (other than the Financial Advisor, a true and correct copy of whose engagement agreement has been delivered to Purchaser) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The fees to which the Financial Advisor shall be entitled to in connection with the transactions contemplated by this Agreement and the portion thereof heretofore paid are set forth in Section 3.14 of the Company Disclosure Schedule.

            Section 3.15. ABSENCE OF CERTAIN CHANGES. Except as set forth in
Section 3.15 of the Company Disclosure Schedule or disclosed in the Company SEC Documents filed prior to the date hereof, since November 1, 1998, the Company and each of its Subsidiaries have conducted its businesses only in the ordinary course of business and consistent with past practice and (a) there has not been any Company Material Adverse Effect and (b) the Company has not taken any of the actions set forth in paragraphs (a) through (q) of Section 5.3.

            Section 3.16. TAXES.

                    (a) The Company and each of its Subsidiaries on or prior to the date of this Agreement has filed or has had filed on its behalf, and will file or will have filed on its behalf prior to the Effective Time, in a timely manner (within any applicable extension periods) with the appropriate governmental entity all income and other material Tax Returns (as defined herein) required to be filed with respect to Taxes (as defined herein) of the Company and each of its Subsidiaries, and such Tax Returns are correct and complete in all material respects. The most recent financial statements contained in the Company SEC Documents provide an adequate accrual for the payment of Taxes for all periods covered by such financial statements.

                    (b) All material Taxes with respect to the Company and its Subsidiaries have been paid in full to the extent required to be so paid or have been provided for in accordance with GAAP on the Company's most recent balance sheet (as of the date of such balance sheet) which is part of the Company SEC Documents.

                    (c) There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to the Company and its Subsidiaries.

                    (d) No deficiency, delinquency or default for any Tax has been claimed, proposed or assessed against the Company or any of its Subsidiaries which has not been abated or paid in full, and neither the Company nor any Subsidiary has received written notice of any such deficiency, delinquency or default nor does the Company otherwise have knowledge of any threat of any governmental entity to assert such deficiency, delinquency or default or any facts or circumstances that would form a basis of such threat. No audit by any tax authority is pending or, to the Company's knowledge, threatened with respect to any Tax Returns filed by, or Taxes due from, the Company or any of its Subsidiaries.

                    (e) There are no liens for Taxes upon the assets of the Company or any of its Subsidiaries except statutory liens for current Taxes not yet due.

                    (f) No power of attorney has been executed by, or on behalf of, the Company or any of its Subsidiaries with respect to any matter relating to Taxes which is currently in force.

                    (g) Neither the Company nor any of its Subsidiaries is a party to or bound by or has any obligation under any written or unwritten Tax sharing, Tax indemnity or similar agreement or arrangement.

                    (h) There are no outstanding requests for any extension of time within which to file any Tax Return or within which to pay any Taxes.

                    (i) Neither the Company nor any of its Subsidiaries has made an election under Section 341(f) of the Code.

                    (j) Except as set forth in Section 3.16(j) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income tax return (other than the affiliated group of which the Company is the common parent) or has any liability for the Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

                    (k) The Company is not, and during the preceding 5-year period has not been, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

                    (l) For purposes of this Agreement, (i) "TAXES" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, sales, use, AD VALOREM, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority and (ii) "TAX RETURN" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction with respect to Taxes.

            Section 3.17. INTELLECTUAL PROPERTY.

                    (a) Except as set forth on Section 3.17(a) of the Company Disclosure Schedule, and except for such failures to own or have the right to use as would not have a Company Material Adverse Effect, the Company owns or has the right to use all intellectual property rights used in the conduct of its business, including without limitation all patents and patent applications, trademarks, trademark registrations and applications, copyrights and copyright registrations and applications, computer programs, technology, know-how, trade secrets, proprietary processes and formulae (collectively, the "INTELLECTUAL PROPERTY"). Other than as would not have a Company Material Adverse Effect, the Company owns or has the right to use all such Intellectual Property free and clear of all Liens.

                    (b) Section 3.17(b) of the Company Disclosure Schedule sets forth a list of all material license agreements under which the Company or any of its Subsidiaries has granted or received the right to use any Intellectual Property, and the Company is not in material default under any such license.

                    (c) Except as set forth in Section 3.17(c) of the Company Disclosure Schedule, no Person has a right to receive a royalty or similar payment in respect of any item of Intellectual Property pursuant to any contractual arrangements entered into by the Company or otherwise. No former or present employees, officers or directors of the Company hold any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property.

                    (d) There are no claims or suits pending or, to the knowledge of the Company, threatened, and the Company has received no notice of any claim or suit (i) alleging that the conduct of the Company's business infringes upon or constitutes the unauthorized use of the proprietary rights of any third party or (ii) challenging the ownership, use, validity or enforceability of the Intellectual Property. To the knowledge of the Company, no Intellectual Property of the Company is being violated or infringed upon by any third party. Except as set forth in Section 3.17(d) of the Company Disclosure Schedule, there are no settlements, consents, judgments, orders or other agreements which restrict the Company's rights to use any Intellectual Property.

            Section 3.18. LABOR MATTERS.

                    (a) (i) There is no labor strike, dispute, slowdown, stoppage or lockout pending, or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries and during the past five years from the date of this Agreement there has not been any such action,
(ii) except as set forth in Section 3.18(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries, (iii) except as set forth in Section 3.18(a) of the Company Disclosure Schedule, none of the employees of the Company or any of its Subsidiaries is represented by any labor organization and the Company does not have any knowledge of any union organizing activities among the employees of the Company or any of its Subsidiaries within the past five years, and (iv) there are no complaints, lawsuits or other proceedings pending or, to the knowledge of the Company, threatened in writing in any forum by or on behalf of any present or former employee of the Company or any of its Subsidiaries, any applicant for employment or classes of the foregoing alleging breach by the Company or its Subsidiaries of any express or implied contract or employment, any laws governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, which, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

                    (b) The Company and its Subsidiaries and each member of their respective business enterprises has complied with the Worker Adjustment and Retraining Notification Act (the "WARN ACT") and any similar state, local or foreign law or regulation. There has not occurred a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company or its Subsidiaries, and none of the Company's or its Subsidiaries' employees has suffered an "employment loss" (as defined in the WARN Act) during the six month period prior to the date of this Agreement.

                    (c) With respect to any collectively bargained agreement to which the Company or any of its Subsidiaries is a party and that has been renewed or renegotiated after November 1, 1998, the terms, including the costs to the Company or its Subsidiaries, of such new or renogiatated agreement are not less favorable in any material respect to the Company or its Subsidiaries than the terms of the agreement as in effect prior to any such renewal or renegotiation.

            Section 3.19. OPINIONS OF FINANCIAL ADVISORS. The Financial Advisor has delivered its written opinion, to the Board to the effect that, as of the date of such opinion, the Per Share Amount to be received in the Merger by the holders of Shares (other than Purchaser and the Specified Shareholders) is fair from a financial point of view to such holders, a copy of which opinion has been delivered to Purchaser.

            Section 3.20. TITLES TO PROPERTIES; ENCUMBRANCES. Except for matters or conditions which, individually or in the aggregate, could not be reasonably expected to have a Company Material Adverse Effect,

                    (a) Section 3.20(a) of the Company Disclosure Schedule sets forth a complete list of all real property (including land, buildings and other improvements) owned by the Company or its Subsidiaries (the "OWNED REAL PROPERTY"), such description including, for each parcel of Owned Real Property, the address thereof, the approximate acreage thereof, and the use thereof. The Company or its Subsidiaries has good and marketable title to the Owned Real Property, free and clear of all Liens, other than Permitted Liens (as defined below). For purposes of this Agreement, "PERMITTED LIENS" means (i) mechanics', carriers', workers', repairers', materialmen's, warehousemen's, landlords' and other similar Liens arising in the ordinary course of the Company's business,
(ii) Liens arising or resulting from any action taken by or on behalf of Purchaser, (iii) Liens for current Taxes not yet due or payable or for supplemental Taxes for which the Company has not received a written notice of assessment, and (iv) any other covenants, conditions, restrictions, reservations, rights, non-monetary Liens, easements, encumbrances, encroachments and other matters affecting title which could not, individually or in the aggregate, be reasonably expected to result in a Company Material Adverse Effect.

                    (b) The Real Property constitutes, in the aggregate, all of the real property used to conduct the Business in the manner conducted subsequent to October 31, 1998. The term "Real Property" means the Owned Real Property, any property subject to a Real Property Lease (as defined in Section 3.21(a)(viii)), and any property subject to a lease or agreement of that would have been included within the meaning of the term Real Property Lease if not for the minimum dollar amounts set forth in Section 3.21(a)(viii).

                    (c) Except as set forth in Section 3.20(c) of the Company Disclosure Schedule, each of the Real Properties (i) is in satisfactory operating condition and repair and is structurally sound, with no material alterations or repairs being required thereto under applicable law or insurance company requirements; (ii) consists of sufficient land, parking areas, driveways and other improvements and lawful means of access and utility service to permit the use thereof in the manner and for the material purposes to which it is presently devoted; and (iii) is otherwise suitable and adequate in all material respects for its current use, operation and occupancy.

                    (d) There are no pending or, to the Company's knowledge, threatened proceedings regarding the amount of the Taxes on, or the assessed valuation of, any Real Property, or relating to eminent domain or the condemnation of any portion of the Real Property, or impact fees, special assessments or similar matters with respect thereto.

            Section 3.21. MATERIAL CONTRACTS.

                    (a) Except for contracts filed as exhibits to the Company's Annual Report on Form 10-K for the year ended November 1, 1998 (the "COMPANY 1998 10-K"), Section 3.21(a) of the Company Disclosure Schedule lists each of the following contracts and agreements (including, without limitation, oral agreements) of the Company and each of its Subsidiaries (such contracts and agreements, together with all contracts and agreements disclosed in Section 3.17(b)
of the Company Disclosure Schedule or filed as exhibits to the Company 1998 10-K, being "MATERIAL CONTRACTS"):

                          (i) each contract, agreement and other arrangement for
                 the purchase of inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to the Company and each of its Subsidiaries or otherwise related to the businesses of the Company and each of its Subsidiaries under the terms of which the Company or any of its Subsidiaries: (A) are likely to pay or otherwise give consideration of more than $1,000,000 in the aggregate during the calendar year ended December 31, 1999 or (B) are likely to pay or otherwise give consideration of more than $2,000,000 in the aggregate over the remaining term of such contract;

                          (ii) each contract, agreement and other arrangement
                 for the sale of inventory or other property or for the furnishing of services by the Company or any of its Subsidiaries which: (A) is likely to involve consideration of more than $1,000,000 in the aggregate during the calendar year ended December 31, 1999 or (B) is likely to involve consideration of more than $2,000,000 in the aggregate over the remaining term of the contract;

                          (iii) all material broker, distributor, dealer,
                 manufacturer's representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts and agreements to which the Company or any of its Subsidiaries is a party;

                          (iv) all management contracts and contracts with
                 independent contractors or consultants (or similar arrangements) to which the Company or any of its Subsidiaries is a party and which are not cancelable without penalty or further payment in excess of $200,000 and without more than 30 days' notice;

                          (v) all contracts and agreements relating to
                 Indebtedness of the Company or any of its Subsidiaries or to any direct or indirect guaranty by the Company or any of its Subsidiaries of Indebtedness of any other Person, other than any such contracts or agreements as do not involve more than $50,000 individually or $250,000 in the aggregate;

                          (vi) all contracts, agreements, commitments, written
                 understandings or other arrangements with any Governmental Entity, to which the Company or any of its Subsidiaries is a party (other than arrangements entered into in the ordinary course of business with hospitals or other medical facilities owned or operated by any such Governmental Entity);

                          (vii) all contracts and agreements containing any
                 provision or covenant limiting or purporting to limit the ability of the Company or any of its Subsidiaries to (i) sell any products or services of or to any other Person, (ii) engage in any line of business or (iii) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries, in each case in any geographic area or during any period of time;

                          (viii) all contracts and agreements (each, a "Real
                 Property Lease") relating to the lease of real property used by the Company or its Subsidiaries requiring annual payments in excess of $200,000 or aggregate payments over the remaining term of the contract or agreement in excess of $1,000,000 ; and

                          (ix) all other contracts and agreements, whether or
                 not made in the ordinary course of business, which are material to the Company and its Subsidiaries, taken as a whole, or the conduct of the business of the Company and its Subsidiaries, taken as a whole, or the absence of which would, in the aggregate, have a Company Material Adverse Effect.

                    (b) Except as would not have a Company Material Adverse Effect, each Material Contract: (i) is legal, valid and binding on the Company or its respective Subsidiary party thereto and, to the knowledge of the Company, the other parties thereto, and is in full force and effect and (ii) upon consummation of the Transactions, except to the extent that any consents set forth in Section 3.6 of the Company Disclosure Schedule are not obtained, shall continue in full force and effect without penalty or other adverse consequence. Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach of, or default under, any Material Contract. As of the date hereof, neither the Company nor any Subsidiary has received any written or, to the Company's knowledge, oral notice of a material default (which has not been cured), offset or counterclaim under any Material Contract, or any other written or, to the Company's knowledge, oral communication calling upon it to comply with any provision of any Contract or asserting noncompliance therewith or asserting the Company or any subsidiary has waived or altered its rights thereunder, nor has the Company or any Subsidiary received any written or, to the Company's knowledge, oral notice that any party to any Material Contract intends or is threatening to terminate or fail to exercise any renewal or extension of any Material Contract.

                    (c) No other party to any Material Contract is, to the knowledge of the Company, in material breach thereof or default thereunder.

                    (d) There is no contract, agreement or other arrangement granting any Person any preferential right to purchase any of the properties or assets of the Company or any of its Subsidiaries, other than inventory in the ordinary course of business consistent with past practice.

            Section 3.22. PRODUCT LIABILITY.

                    (a) Except as set forth in Section 3.22 of the Company Disclosure Schedule, (i) there is no notice, demand, claim, action, suit inquiry, hearing, proceeding, notice of violation or investigation of a civil, criminal or administrative nature by or before any Governmental Entity pending against or involving the Company or any of its Subsidiaries or concerning any product relating to the businesses of the Company and its Subsidiaries which is pending or, to the Company's knowledge, threatened, relating to or resulting from an alleged defect in design, manufacture, materials or workmanship of any product designed, manufactured, distributed, or sold by or on behalf of the Company or any of its Subsidiaries (past or present), or any alleged failure to warn, or from any alleged breach of express or implied warranties or representations, (ii) to the Company's knowledge, during the past five years, there has not been any Occurrence and (iii) other than any product not designed or manufactured by the Company or any of its Subsidiaries the Recall of or subsequent corrective action for which would not have a Company Material Adverse Effect, during the past five years, there has not been any product recall or post-sale warning (collectively, "RECALLS") by the Company or any of its Subsidiaries concerning any products relating to the businesses of the Company and its Subsidiaries which were designed, manufactured, marketed, distributed, or sold by the businesses of the Company and its Subsidiaries (past or present), or to the of the Company's knowledge, any investigation or any action that would require the consideration by the Company's corrective action committee, made by any Person or entity concerning whether to undertake or not to undertake any Recalls. The term "OCCURRENCE" shall mean any accident, happening or event which is caused or allegedly caused by any alleged hazard or alleged defect in manufacture, design, materials or workmanship including, without limitation, any alleged failure to warn or any breach of express or implied warranties or representations with respect to, or any accident, happening or event otherwise involving, a product (including any parts or components) relating to the businesses of the Company and its Subsidiaries designed, manufactured, distributed, or sold by or on behalf of the Company and its Subsidiaries which results or is alleged to have resulted in injury or death to any Person or damage to or destruction of property, or other consequential damages, at any time.

                    (b) Section 3.22(b) of the Company Disclosure Schedule contains a true and complete list of (i) all products designed, manufactured, marketed, distributed or sold by the Company or any of its Subsidiaries that have been recalled or withdrawn (whether voluntarily or otherwise) at any time during the past four years, other than any product not designed or manufactured by the Company or any of its Subsidiaries the Recall or withdrawal of or subsequent corrective action for which would not have a Company Material Adverse Effect, and (ii) all proceedings known to the Company (whether completed or pending) at any time during the past three years seeking the recall, withdrawal, suspension or seizure of any product sold by the Company or any of its Subsidiaries.

            Section 3.23. SUPPLIERS AND CUSTOMERS. Since November 1, 1998, except as set forth in Section 3.23 of the Company Disclosure Schedule, no material licensor, vendor, supplier, licensee or customer of the Company or any of its Subsidiaries has canceled or otherwise modified (in a manner materially adverse to the Company) its relationship with the Company or its Subsidiaries and, to the Company's knowledge, (i) no such Person has notified the Company of its intention to do so, and (ii) the Company does not expect that the consummation of the Transactions will adversely affect any of such relationships.

            Section 3.24. TITLE AND CONDITION OF PROPERTIES. The Company and its subsidiaries own good and sufficient title, free and clear of all Liens, to all of the personal property and assets shown on the Company Balance Sheet or acquired after November 1, 1998, except for (A) assets which have been disposed of to nonaffiliated third parties since November 1, 1998 in the ordinary course of business, (B) Liens reflected in the Company Balance Sheet, (C) Liens or imperfections of title which are not, individually or in the aggregate, material in character, amount or extent and which do not materially detract from the value or materially interfere with the present or presently contemplated use of the assets subject thereto or affected thereby, and (D) Permitted Liens. All of the machinery, equipment and other tangible personal property and assets owned or used by the Company or its Subsidiaries are in good condition and repair, except for ordinary wear and tear not caused by neglect, and are usable in the ordinary course of business, except for any matter otherwise covered by this sentence which does not have, individually or in the aggregate, a Company Material Adverse Effect.

            Section 3.25. INFORMATION IN FINANCING DOCUMENTS. None of the information supplied or to be supplied by the Company for the purpose of inclusion or incorporation by reference in any syndication and other materials to be delivered to potential financing sources in connection with the transactions contemplated by this Agreement (the "FINANCING DOCUMENTS") will, at the date delivered, contain any untrue statement of material fact contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            Section 3.26. YEAR 2000 COMPLIANCE. The Company has adopted and implemented a commercially reasonable plan to provide (x) that the change of the year from 1999 to the year 2000 will not materially and adversely affect the information and business systems of the Company or its Subsidiaries and (y) that the impacts of such change on the vendors and customers of the Company and its Subsidiaries will not have a the Company Material Adverse Effect. In the Company's reasonable best estimate, no expenditures materially in excess of currently budgeted items previously disclosed to Purchaser will be required in order to cause the information and business systems of the Company and its Subsidiaries to operate properly following the change of the year 1999 to the year 2000. The Company reasonably expects that it will resolve any issues related to such change of the year in accordance with the timetable set forth in such plan (and in any event on a timely basis in order to be resolved before the September 30, 1999). Between the date of this Agreement and the Effective Time, the Company shall continue to use reasonable best efforts to implement such plan.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF PURCHASER

            Purchaser hereby represents and warrants to the Company as follows:

            Section 4.1. ORGANIZATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be in good standing or to have such corporate or similar power and authority would not in the aggregate have a Purchaser Material Adverse Effect. Purchaser was formed on June 9, 1999 solely for the purpose of engaging in the Transactions contemplated hereby. The term "PURCHASER MATERIAL ADVERSE EFFECT" means any event, change, circumstance or effect that is or could reasonably be expected to be materially adverse to the ability of Purchaser to consummate the Transactions.

            Section 4.2. AUTHORITY RELATIVE TO THIS AGREEMENT. Purchaser has all necessary power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the board of directors and stockholders of Purchaser, and no other corporate or similar proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming due and valid authorization, execution and delivery by the Company, constitutes a valid, legal and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms.

            Section 4.3. CONSENTS AND APPROVALS; NO VIOLATIONS. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act, and the filing and recordation of an articles of merger as required by the TBCA, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Purchaser of this Agreement or the consummation by Purchaser of the Transactions, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Purchaser Material Adverse Effect. Neither the execution, delivery and performance of this Agreement by Purchaser nor the consummation by Purchaser of the Transactions will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or bylaws of Purchaser or any of Purchaser's Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Purchaser or any of Purchaser's Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Purchaser or any of Purchaser's Subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

            Section 4.4. PROXY STATEMENT; OFFER DOCUMENTS. None of the information supplied by Purchaser in writing specifically for inclusion in the Proxy Statement or Form S-4 (if one is filed) or any of the Debt Offer Documents will, at the respective times filed with the SEC and/or are first published or sent or given to holders of Shares and/or Senior Notes, and in the case of the Proxy Statement, at the time that it or any amendment or supplement thereto is mailed to the Company's shareholders and, in the case of the Form S-4 (if one is filed), at the time it becomes effective, at the time of the Shareholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            Section 4.5. FINANCING.

                    (a) At the Effective Time and subject to satisfaction of the conditions in Article VI, (i) Purchaser will have cash funds from the issuance of equity of not less than $107,000,000, and (ii) the Circon Buyer will have cash funds from the issuance of equity of not less than $75,000,000 (in each case pursuant to the equity commitment letters attached hereto as Exhibits A-1 and A-2, respectively).

                    (b) Attached hereto as Exhibits B and C, respectively, are
(i) a commitment letter (the "HOLDCO COMMITMENT LETTER") from Fox Paine Capital Fund, L.P. with respect to its obligation to purchase $50,000,000 of the Company's Senior Notes and (ii) commitment letters and related documentation (the "OPCO FINANCING COMMITMENT LETTERS" and together with the Holdco Commitment Letter, the "COMMITMENT LETTER") from lenders relating to such debt financings as is necessary, together with the funds referred to in paragraph (a) and subparagraph (b)(i) above, to consummate the Debt Offer, the Merger and the other Transactions (the "DEBT FUNDING").

                    (c) Purchaser represents that the terms and conditions of the Commitment Letters are acceptable in form and substance to Purchaser.

            Section 4.6. BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission payable by the Company in connection with the Transactions based upon arrangements made by and on behalf of Purchaser other than any payable upon consummation of the Debt Offer and the Merger.

                                    ARTICLE V

                                    COVENANTS

            Section 5.1. SHAREHOLDERS MEETING. The Company, acting through the Board, will, as promptly as practicable following the date of this Agreement and in consultation with Purchaser, (i) duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of considering and approving this Agreement and the transactions contemplated hereby (the "SHAREHOLDERS MEETING") and (ii) (A) include in the Proxy Statement the unanimous recommendation of the Board that the shareholders of the Company vote in favor of the approval of this Agreement and the other Transactions contemplated hereby and the written opinion of the Financial Advisor that the consideration to be received by the shareholders of the Company (other than Purchaser, its stockholders and the Specified Shareholders) pursuant to the Merger is fair to such shareholders and
(B) use its best efforts to obtain the necessary approval of this Agreement and the transactions contemplated hereby by its shareholders.

            Section 5.2. PROXY STATEMENT. Promptly following the date of this Agreement, the Company shall prepare the Proxy Statement, and, if necessary, the Company shall prepare and file with the SEC the Form S-4, in which the Proxy Statement would be included. If the Form S-4 is filed, the Company shall use its best efforts as promptly as practicable to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company shall use its best efforts to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable or, if the Form S-4 is filed, as promptly as practicable after the Form S-4 is declared effective under the Securities Act. If the S-4 is filed, the information provided by the Company for use in the Form S-4, and to be supplied by Purchaser in writing specifically for use in the Form S-4, shall, at the time the Form S-4 becomes effective and on the date of the Shareholders Meeting referred to above, be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information not misleading, and the Company and Purchaser each agree to correct any information provided by it for use in the Proxy Statement or the Form S-4 which shall have become false or misleading. Purchaser and the Company will cooperate with each other in the preparation of the Proxy Statement and the Form S-4 (if one is filed); without limiting the generality of the foregoing, the Company will immediately notify Purchaser of the receipt of any comments from the SEC and any request by the SEC for any amendment to the Proxy Statement or the Form S-4 or for additional information. All filings with the SEC, including the Proxy Statement and the Form S-4 (if filed) and any amendment thereto, and all mailings to the Company's shareholders in connection with the Merger, including the Proxy Statement, shall be subject to the prior review, comment and approval of Purchaser (which approval by Purchaser shall not be unreasonably withheld). Purchaser will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company agrees to use its best efforts, after consultation with the other parties hereto, to respond promptly to any comments made by the SEC with respect to the Form S-4 (if filed) or Proxy Statement and any preliminary version thereof filed by it and cause such Proxy Statement to be mailed to the Company's shareholders at the earliest practicable time.

            Section 5.3. CONDUCT OF BUSINESS OF THE COMPANY. Except as expressly contemplated by this Agreement, the Board will not permit the Company or any of its Subsidiaries to conduct its operations otherwise than in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, the Board will not, without the prior written consent of Purchaser, permit the Company or any of its Subsidiaries to:

                    (a) amend or propose to amend its articles of incorporation or bylaws;

                    (b) authorize for issuance, issue, sell, deliver, or agree or commit to issue, sell or deliver, dispose of, encumber or pledge (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any securities, except as required by agreements with the Company's employees under the Company Stock Plans as in effect as of the date hereof or pursuant to the Rights Agreement, or amend any of the terms of any such securities or agreements outstanding as of the date hereof, except as specifically contemplated by this Agreement;

                    (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities or any securities of its Subsidiaries;

                    (d) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under the Credit Agreement in the ordinary course of business and in amounts not material to the Company and its Subsidiaries taken as a whole; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (iii) make any loans, advances or capital contributions to, or investments in, any other Person (other than to wholly owned Subsidiaries of the Company or customary loans or advances to employees in the ordinary course of business consistent with past practice and in amounts not material to the maker of such loan or advance) or make any change in its existing borrowing or lending arrangements for or on behalf of any such Person, whether pursuant to an employee benefit plan or otherwise; (iv) pledge or otherwise encumber shares of capital stock of the Company or any of its Subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon;

                    (e) adopt a plan of complete or partial liquidation or adopt resolutions providing for the complete or partial liquidation, dissolution, consolidation, merger, restructuring or recapitalization of the Company or any of its Subsidiaries;

                    (f) (i) except as may be required by law or as contemplated by this Agreement, enter into, adopt or pay, agree to pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to, or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance, welfare, insurance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or (ii) (except for normal increases in the ordinary course of business consistent with past practice for employees (other than officers and directors) that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, and as required under existing agreements or in the ordinary course of business consistent with past practice) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units);

                    (g) except as contemplated by Section 5.6(d), acquire, sell, transfer, lease, encumber or dispose of any assets outside the ordinary course of business or any assets which in the aggregate are material to the Company and its Subsidiaries taken as a whole, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice which would be material to the Company and its Subsidiaries taken as a whole;

                    (h) except as may be required as a result of a change in law or in GAAP, change any of the accounting principles or practices used by it;

                    (i) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

                    (j) (A) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (B) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to the Company and its Subsidiaries taken as a whole; (C) authorize any new capital expenditure or expenditures which, individually, is in excess of $500,000 or, in the aggregate, are in excess of $5,000,000; or (D) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited hereunder;

                    (k) make any Tax election or settle or compromise any Tax liability of the Company or any of its Subsidiaries, except if such action is taken in the ordinary course of business consistent with past practice, and, in any event, the Company shall consult with Purchaser before filing or causing to be filed any Tax Return of the Company or any of its Subsidiaries and before executing or causing to be executed any agreement or waiver extending the period for assessment or collection of any Taxes of the Company or any of its Subsidiaries;

                    (l) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice;

                    (m) permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without notice to Purchaser except in the ordinary course of business and consistent with past practice unless the Company shall have obtained a comparable replacement policy;

                    (n) except in the ordinary course of business consistent with past practice, terminate, amend or modify, or waive any material provision of, any of the Material Contracts;

                    (o) settle or compromise any pending or threatened material suit, action or claim;

                    (p) enter into any agreement containing any provision or covenant limiting the ability of the Company or any of its Subsidiaries to (i) sell any products or services of or to any other Person, (ii) engage in any line of business or (iii) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries, in each case in any geographic area or during any period of time; or

                    (q) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.3(a) through 5.3(p) or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect as of the date when made or would result in any of the conditions set forth in Article VI not being satisfied.

            Section 5.4. NO SOLICITATION.

                    (a) The Company agrees that, during the term of this Agreement, it shall not, and shall not authorize or permit any of its Subsidiaries or any of its or its Subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving the Company, or acquisition of any capital stock (other than upon exercise of Stock Options which are outstanding as of the date hereof) or any material portion of the assets (except for acquisitions of assets in the ordinary course of business consistent with past practice) of the Company and its Subsidiaries, or any combination of the foregoing (a "COMPETING TRANSACTION"), or negotiate, explore or otherwise engage in discussions with any Person (other than Purchaser, persons controlling Purchaser, or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding requiring or causing it to abandon, terminate or fail to consummate the Debt Offer, the Merger or any of the other Transactions contemplated by this Agreement; PROVIDED that, prior to the Effective Time, if the Company receives a written proposal for a Competing Transaction (x) that was not initiated, solicited or encouraged after the date of this Agreement by the Company, its Subsidiaries or any of its or their directors, officers, employees, agents or representatives and does not violate or breach any confidentiality, exclusivity or standstill agreement executed by the Company prior to the date of this Agreement (provided that the Company may amend any standstill or similar provision of any such agreement solely to provide or make clear that such third party may deliver to the Board a written proposal for a Competing Transaction) and (y) that the Board or a special committee thereof determines in good faith by majority vote could reasonably be expected to result in a third party making a proposal for a Superior Transaction (as defined in Section 5.4(b)), and subject to compliance with the last two sentences of this Section 5.4(a), the Company may (A) furnish information with respect to the Company to the Person making such proposal pursuant to a customary confidentiality agreement the terms of which shall be no less favorable to the Company than the confidentiality agreement entered into by the Company on or after January 1, 1999 that is most favorable to the Company, and
(B) participate in discussions or negotiations with such Person regarding such proposal. The activities referred to in clauses (A) and (B) of the previous sentence, if undertaken in strict compliance with all of the terms and conditions of the previous sentence, are referred to herein as "Permitted Discussions". In no event shall the Company furnish (or authorize any of its Subsidiaries, or any of its or its Subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to furnish) to any competitor or potential competitor of the Company or its Subsidiaries information about the Company or any of its Subsidiaries unless the Board or a special committee thereof determines in its reasonable judgment, after consultation with management, that disclosure of such information would not be materially competitively disadvantageous to the Company and its Subsidiaries, including, without limitation, pricing, volume, sales and marketing information ("Sensitive Information"); PROVIDED that the Company may provide Sensitive Information to a competitor or potential competitor of the Company if confirmatory review of Sensitive Information is the only remaining condition to the Company and such competitor or potential competitor entering into an Acquisition Agreement (as defined in Section 5.4(b)) with respect to a Superior Transaction that has been approved by the Board and approved (subject only to such confirmatory review) by the board of directors (or similar governing body) of such competitor or potential competitor. The Company shall, and shall cause its Subsidiaries and their respective directors, officers, employees, agents and representatives immediately to cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any of the foregoing. Neither the Board nor any committee thereof shall (A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Purchaser, the Company Board Recommendation, or (B) approve or recommend, or propose publicly to approve or recommend, any Competing Transaction. Notwithstanding the foregoing, in the event that prior to the Effective Time the Board receives the advice of its outside legal counsel that failure to do so will result in breach of its fiduciary duties to the shareholders of the Company under applicable law, the Board may (subject to this and the following sentences of this Section 5.4(a)) withdraw or modify the Company Board Recommendation, provided that it gives Purchaser five days' prior written notice of its intention to do so. Any such withdrawal or modification of the Company Board Recommendation shall not change the approval of the Board for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated hereby, or change the obligation of the Company to present the Merger for approval and adoption by shareholders of the Company or to hold the Debt Offer open. From and after the execution of this Agreement, the Company shall immediately advise Purchaser in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to a Competing Transaction (including the specific terms thereof and the identity of the other party or parties involved) and promptly furnish to Purchaser a copy of any such proposal or inquiry in addition to any information provided to or by any third party relating thereto. The Company shall keep Purchaser fully apprised of the status of any proposal relating to a Competing Transaction on a current basis, including, without limitation, promptly providing to Purchaser any Sensitive Information provided to any competitor or potential competitor pursuant to this paragraph (a).

                    (b) If prior to the Effective Time the Board shall determine in good faith, after consultation with its financial and legal advisors, that any bona fide written proposal from a third party for a Competing Transaction received after the date hereof that was not initiated, solicited or encouraged by the Company or any of its Subsidiaries or their respective directors, officers, employees, agents or representatives in violation of this Agreement and that does not violate or breach any confidentiality, exclusivity or standstill agreement executed by the Company prior to the date of this Agreement (as any such agreement may be amended in accordance with Section 5.4(a)) is more favorable to the shareholders of the Company from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions of such transaction proposed in writing by Purchaser in response to such Competing Transaction), is likely to and capable of being consummated, and is in the best interest of the shareholders of the Company, and the Company has received (x) advice of its outside legal counsel that failure to enter into such a Competing Transaction will constitute a breach of the Board of Directors' fiduciary duties under applicable law and (y) a written opinion (a copy of which has been delivered to Purchaser) from the Financial Advisor (or any other nationally recognized investment banking firm), that the Competing Transaction is more favorable from a financial point of view to the shareholders of the Company (other than Purchaser and the Specified Shareholders) than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions of such transaction proposed in writing by Purchaser) (a "Superior Transaction"), the Company may terminate this Agreement and enter into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement (each, an "ACQUISITION AGREEMENT") with respect to such Superior Transaction provided, that, prior to any such termination, (i) the Company has provided Purchaser written notice that it intends to terminate this Agreement pursuant to this Section 5.4(b), identifying the Superior Transaction then determined to be more favorable and the parties thereto and delivering a copy of the Acquisition Agreement for such Competing Transaction in the form to be entered into, and (ii) at least five full business days after the Company has provided the notice referred to in clause (i) above (provided that the opinions referred to in clauses (x) and (y) above shall continue in effect without revision or modification), the Company delivers to Purchaser (A) a written notice of termination of this Agreement pursuant to this Section 5.4(b), and (B) a check or wire transfer of same day funds in an amount equal to the Purchaser Expenses (as the same may have been estimated by Purchaser in good faith prior to the date of such delivery (subject to an adjustment payment between the parties upon Purchaser's definitive determination of such expenses)) plus the amount of the Termination Fee as provided in Section 7.2, and (C) Purchaser receives a written acknowledgment from the Com-pany and from the other party to a Superior Transaction that the Company and such other party have irrevocably waived any right to contest such payments.

            Section 5.5. ACCESS TO INFORMATION.

                    (a) Between the date hereof and the Effective Time, the Company will give Purchaser and its authorized representatives and Persons providing or committed or proposing to provide Purchaser or the Company with financing for the Transactions and their representatives, reasonable access to all employees, plants, offices, warehouses and other facilities and properties and to all books and records of the Company and its Subsidiaries, will permit Purchaser and its authorized representatives to make such inspections (including any physical inspections or soil or groundwater investigations), at Purchaser's expense, as they may reasonably request and will cause the Company's officers and employees and those of its Subsidiaries to furnish Purchaser with such financial and operating data and other information with respect to the business and properties of the Company and any of its Subsidiaries as Purchaser may from time to time reasonably request.

                    (b) Prior to the Effective Time, the Company and its accountants, counsel, agents and other representatives shall cooperate with Purchaser by providing information about the Company which is necessary for Purchaser and its accountants, agents, counsel and other representatives to participate in and to assist the Company in preparing the Financing Documents and such other documents and other reasonable requests with respect to such documents. Notwithstanding anything in this Agreement to the contrary, to the extent reasonably appropriate to assist the success of the financing for the Transactions, Purchaser may disclose, or cause its representatives to disclose, and at the request of Purchaser, the Company shall disclose information concerning the Company and its Subsidiaries and their respective businesses, assets and properties, and the Transactions in the Financing Documents and to prospective financing sources in connection with the Transactions.

                    (c) Except as otherwise agreed to by the Company, until the earlier of the Effective Time and the second anniversary of the date hereof, and notwithstanding termination of this Agreement, Purchaser will keep, and will instruct its officers, employees, independent accountants, counsel, financial advisers and other representatives and affiliates (x) to keep, all Confidential Information (as defined below) confidential, (y) not to disclose any Confidential Information to any Person other than the directors, officers, employees, affiliates or agents of Purchaser and of Persons controlling Purchaser, and then only on a confidential basis, and (z) to use Confidential Information solely in connection with (A) the evaluation of, preparation for, and consummation of the Transactions and (B) seeking or obtaining financing for the Transactions; PROVIDED, HOWEVER, that Purchaser may disclose Confidential Information (i) as required by law, rule, regulation or judicial process, including as required to be disclosed in connection with the Merger, the Debt Funding or any other Transaction, (ii) to its financing sources and to Purchaser's and such financing sources' attorneys, accountants, and financial advisors or (iii) as requested or required by any Governmental Entity. For purposes of this Agreement, "Confidential Information" shall include all confidential information about the Company which has been furnished by the Company to Purchaser or the directors, officers, employees, affiliates or agents of Purchaser or Persons controlling Purchaser pursuant to or in connection with the negotiation, execution and consummation of this Agreement; PROVIDED, HOWEVER, that Confidential Informa-tion does not include information which (x) is or becomes generally available to the public other than as a result of a disclosure by Purchaser not permitted by this Agreement, (y) was available to Purchaser on a non-confidential basis prior to its disclosure to Purchaser by the Company or (z) becomes available to Purchaser on a non-confidential basis from a Person (other than the Company) who, to the knowledge of Purchaser, is not otherwise bound by a confidentiality agreement with the Company or is not otherwise prohibited from transmitting the relevant information to Purchaser. The provisions of this paragraph (c) are referred to herein as the "Confidentiality Provisions".

            Section 5.6. ADDITIONAL AGREEMENTS, REASONABLE EFFORTS.

                    (a) Prior to the Effective Time, upon the terms and subject to the conditions of this Agreement, each of Purchaser and the Company, agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable laws, rules or regulations to consummate and make effective the Transactions as promptly as practicable including, but not limited to, (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Transactions and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity, (ii) the preparation of any Financing Documents reasonably requested by Purchaser and (iii) the satisfaction of the other parties' conditions to the consummation of the Debt Offer or the Closing. In addition, no party hereto shall take any action after the date hereof that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity necessary to be obtained prior to the consummation of the Closing. The Company agrees to use its reasonable efforts to assist Purchaser in connection with structuring or obtaining any financing for Purchaser and/or the Company and its Subsidiaries in connection with consummation of the Transactions, and Purchaser shall use its reasonable efforts to obtain such financing for Purchaser and/or the Company and its Subsidiaries. At the request of Purchaser from time to time, the Company agrees to use its reasonable efforts to cause members of its senior management to participate in any "roadshow" or other presentations to potential investors in connection with the obtaining of any financing for Purchaser and/or the Company and its Subsidiaries in connection with the Transactions.

                    (b) Prior to the Effective Time, each party shall promptly consult with the other parties hereto with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the Transactions. Each party hereto shall promptly inform the other of any communication from any Governmental Entity regarding any of the Transactions. If any party hereto or affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the Transactions, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. To the extent that transfers of Company Permits are required as a result of execution of this Agreement or consummation of the Transactions, the Company and Purchaser shall use all reasonable efforts to effect such transfers.

                    (c) Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require Purchaser or any of its affiliates to (i) enter into any agreement with any Governmental Entity or to consent to any order, decree or judgment requiring Purchaser to hold separate or divest, or to restrict the dominion or control of Purchaser or any of its affiliates over, any of the assets, properties of businesses of Purchaser, its affiliates or the Company or any of its Subsidiaries, in each case as in existence on the date hereof, or
(ii) defend against any litigation brought by any Governmental Entity seeking to prevent the consummation of the Transactions.

                    (d) The parties hereto agree that substantially concurrent with the Closing, unless otherwise requested by Purchaser, the Company shall, or shall cause its appropriate Subsidiary to, sell and convey all of the outstanding capital stock of Circon to an affiliate of Purchaser (the "CIRCON BUYER") on the terms previously disclosed to the Company by Purchaser and as contemplated by the Financing Documents and the Management Rollover Plan (as defined in Section 6.1(b)) or on such other terms as Purchaser shall reasonably request, and the parties hereto agree to execute any agreement, amendment or other documentation necessary or desirable to accomplish such structure modification (including modifications to any financing arrangements) (collectively, the "CIRCON SALE"); PROVIDED that the Company shall not be required to take any action or enter into any agreement or amendment that would have the effect of reducing the Per Share Amount or otherwise reducing the consideration to be received by holders of Company Common Stock (other than Purchaser or the Specified Shareholders).

                    (e) Provided that any such action does not have a Purchaser Material Adverse Effect or materially delay the Closing, then any other provision of this Agreement to the contrary notwithstanding, Purchaser may amend or revise the Commitment Letters, amend, increase, decrease or replace any component of the Debt Funding or other financings referred to in Section 4.5, or enter into new, replacement or additional financing arrangements, through itself or any affiliate of itself or of persons controlling Purchaser, in connection with the Debt Funding or other financings referred to in Section 4.5 or otherwise to facilitate the transactions contemplated by this Agreement.

            Section 5.7. PUBLIC ANNOUNCEMENTS. Purchaser and the Company, as the case may be, will consult with each other before issuing any press release or otherwise making any public statements with respect to the Transactions, including, without limitation, the Debt Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation (and shall give reasonable consideration given to the comments of the other), in each case except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange, as determined by Purchaser or the Company, as the case may be.

            Section 5.8. INDEMNIFICATION.

                    (a) Purchaser agrees that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of the Company and its Subsidiaries as provided in their respective charters or bylaws or otherwise in effect as of the date hereof with respect to matters occurring prior to the consummation of the last to occur of any of the Transactions shall survive such consummation and shall continue in full force and effect.

                    (b) Purchaser shall cause the Company or the Surviving Corporation, as the case may be, to maintain in effect for not less than six years from the Effective Time, the policies of the directors' and officers' liability and fiduciary insurance most recently maintained by the Company with respect to matters occurring prior to the Effective Time to the extent available; PROVIDED that (i) the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage, and (ii) such policies may in the sole discretion of the Company after the Effective Time be one or more "tail" policies for all or any portion of the full six year period; and, PROVIDED, FURTHER, that in no event shall the Company or the Surviving Corporation, as the case may be, be required to expend more than an amount per year equal to 150% of the current annual premiums paid by the Company (the "PREMIUM AMOUNT") to maintain or procure insurance coverage pursuant hereto and further provided that if the Surviving Corporation is unable to obtain the insurance called for by this Section 5.8(b), the Surviving Corporation will obtain as much comparable insurance as is available for the Premium Amount per year.

            Section 5.9. RECAPITALIZATION. The Company shall cooperate with any reasonable requests of Purchaser or the SEC related to the reporting of the Transactions as a recapitalization for financial reporting purposes including, without limitation, to assist Purchaser and its affiliates with any presentation to the SEC with regard to such reporting and to include appropriate disclosure with regard to such reporting in all filings with the SEC and mailing to the shareholders of the Company made in connection with the Debt Offer or the Merger. In furtherance of the foregoing, the Company shall provide to Purchaser for the prior review of Purchasers advisors any description of Transactions which is meant to be disseminated.

            Section 5.10. FINANCIAL STATEMENTS. The Company shall promptly prepare at the end of each month and promptly deliver to Purchaser upon completion the balance sheet, income statement and statement of cash flows prepared in accordance with GAAP of the Company and Circon for each month ended between the date of this Agreement and the Effective Time. The Company shall promptly prepare all reasonably requested financial statements required to be included in the Financing Documents.

            Section 5.11. CERTAIN AGREEMENTS WITH MANAGEMENT. (a) Neither Purchaser nor any of its affiliates shall enter into any agreement, arrangement or understanding that would have the effect (i) of prohibiting any Specified Shareholder who is an officer of the Company from participating in Permitted Discussions with any third party at any time during which the Company is permitted to engage (and is so engaging) in such discussions with such third party pursuant to Section 5.4(a), or (ii) of prohibiting or preventing any Specified Shareholder, at any time after any termination of this Agreement in accordance with its terms, from participating in (as a shareholder, employee, or both) a Superior Transaction.

                    (a) Neither Purchaser nor any of its affiliates shall enter into any agreement, arrangement or understanding with any or all of the Specified Shareholders if such agreement, arrangement or understanding would jeopardize the ability of the condition set forth in Section 6.1(b)(vi) to be satisfied.

                                   ARTICLE VI

                   CONDITIONS TO CONSUMMATION OF THE MERGER

            Section 6.1. CONDITIONS TO THE MERGER.

                    (a) The obligation of the Company to consummate the Merger is subject to the satisfaction (or waiver) at or prior to the Effective Time of each of the following conditions:

                          (i) ACCURACY OF REPRESENTATIONS AND WARRANTIES. All
                 representations and warranties made by Purchaser herein shall be true and correct in all material respects (except for representations qualified by materiality or Purchaser Material Adverse Effect which shall be correct in all respects) on the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except for representations and warranties that are made as of a specified date or time, which shall be true and correct in all material respects (except for representations qualified by materiality or Purchaser Material Adverse Effect which shall be correct in all respects) only as of such specific date or time.

                          (ii) COMPLIANCE WITH COVENANTS. Purchaser shall have
                 performed in all material respects all obligations and agreements, and complied in all material respects with covenants, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

                          (iii) OFFICER'S CERTIFICATES. The Company shall have
                 received certificates of Purchaser, dated as of the Closing Date, signed by an executive officer of Purchaser to evidence satisfaction of the conditions set forth in Section 6.1(a)(i) and (ii).

                          (iv) SOLVENCY OPINION. The Company shall have received
                 an independent solvency opinion substantially similar to (or, if addressed to the Company, a copy of) the insolvency letter to be delivered to the lenders pursuant to the terms of the Commitment Letters.

                    (b) The obligation of Purchaser to consummate the Merger is subject to the satisfaction (or waiver) at or prior to the Effective Time of each of the following conditions:

                          (i) ACCURACY OF REPRESENTATIONS AND WARRANTIES. All
                 representations and warranties made by the Company herein shall be true and correct in all material respects, (except for representations qualified by materiality or Company Material Adverse Effect which shall be correct in all respects) on the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except for representations and warranties that are made as of a specified date or time, which shall be true and correct in all material respects (except for representations qualified by materiality or Company Material Adverse Effect which shall be correct in all respects) only as of such specific date or time.

                          (ii) COMPLIANCE WITH COVENANTS. The Company shall have
                 performed in all material re-
                 spects all obligations and agreements, and complied in all material respects with covenants, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

                          (iii) OFFICER'S CERTIFICATE. Purchaser shall have
                 received a certificate of the Company, dated as of the Closing Date, signed by an executive officer of the Company to evidence satisfaction of the conditions set forth in Section 6.1(b)(i) and (ii).

                          (iv) DEBT OFFER. The conditions to the Debt Offer set
                 forth in Annex A shall have been satisfied, the terms of the Senior Notes and the Senior Notes Indenture shall have been amended in accordance with the Senior Notes Amendments, and the Company shall concurrently with the Closing, purchase all Senior Notes validly tendered and not withdrawn pursuant to the Debt Offer.

                          (v) CIRCON CLOSING. Unless otherwise requested by
                 Purchaser, the closing of the Circon Sale shall occur substantially concurrently with the Closing.

                          (vi) RECAPITALIZATION ACCOUNTING. The Company shall
                 have received from the Company's regular independent auditing firm a letter in form and substance reasonably satisfactory to Purchaser to the effect that the transactions contemplated by this Agreement will receive recapitalization accounting treatment and such letter has not been modified in a manner adverse to Purchaser or withdrawn.

                          (vii) NO LITIGATION. There shall not be pending any
                 suit, action or proceeding by any Governmental Entity or any other person that has a reasonable likelihood of success, (i) seeking to prohibit or impose any material limitations on Purchaser's ownership or operation of all or a material portion of their or the Company's businesses or assets (or those of any of its Subsidiaries or affiliates), or to compel Purchaser or the Company or their respective Subsidiaries and affiliates, before or after the Effective Time, to dispose of or hold separate any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, (ii) prohibiting, restricting or significantly delaying consummation of the Debt Offer or the Merger or the performance of any of the other Transactions, or seeking to obtain from Purchaser (or its affiliates) or the Company (or its affiliates) any damages that are material, respectively, in relation to Purchaser (assuming Purchaser has assets equal to the amount of cash it is required to have at the Effective Time pursuant to Section 4.5(a)) or the Company and its Subsidiaries as taken as a whole, (iii) seeking to impose material limitations on the ability of Purchaser or its affiliates, or render Purchaser or its affiliates unable, to acquire or hold or to exercise effectively all rights of ownership of shares of Company Common Stock, or effectively to control in any material respect the business, assets or operations of the Company, its Subsidiaries or Purchaser or any of their respective affiliates, or (iv) which otherwise is reasonably likely to have a Company Material Adverse Effect or a Purchaser Material Adverse Effect.

                          (viii)COMPANY MATERIAL ADVERSE EFFECT. From and after
                 the date of this Agreement, there shall not have occurred any change, development or event that constitutes or has a Company Material Adverse Effect.

                          (ix) CONSENTS. There shall have been obtained any
                 consent, permit or approval the absence of which or the failure of which to be obtained constitutes or has a Company Material Adverse Effect or Purchaser Material Adverse Effect.

                          (x) DEBT FUNDING. The Debt Funding shall have been
                 obtained on terms and conditions acceptable in form and substance to Purchaser (giving effect to Purchaser's representations contained in Section 4.5(c)).

            Section 6.2. CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE
                         MERGER.

                    (a) The respective obligations of each party hereto to effect the Merger is further subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by the parties hereto to the extent permitted by applicable law:

                          (i) SHAREHOLDER APPROVAL. The Company Shareholder
                 Approval shall have been validly obtained under the TBCA and the Company's articles of incorporation and bylaws.

                          (ii) STATUTES; COURT ORDERS. No statute, rule,
                 regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restrains, enjoins or restricts the consummation of the Merger; and there shall be no order or injunction of a court of competent jurisdiction in effect precluding consummation of the Merger.

                          (iii) HSR APPROVAL. Any waiting period applicable to
                 the Merger or the Circon Sale under the HSR Act shall have terminated or expired.

                                   ARTICLE VII

                         TERMINATION; AMENDMENT; WAIVER

            Section 7.1. TERMINATION. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the shareholders of the Company:

                    (a) by mutual written consent duly authorized by the Board of Directors of each of the Company and the Purchaser;

                    (b) by Purchaser or the Company if (i) any Governmental Entity shall have issued a final order, decree or ruling (which order, decree or ruling the parties hereto shall use all reasonable efforts to lift) or taken any other final action restraining, enjoining or otherwise prohibiting the Debt Offer, the Circon Sale or the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable, or (ii) the Effective Time shall not have occurred on or before December 31, 1999 (the "OUTSIDE DATE"); PROVIDED, HOWEVER, that the right to terminate this Agreement under this
Section 7.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

                    (c) by the Company, pursuant to and in strict compliance with Section 5.4(b);

                    (d) by Purchaser, if (i) there shall have been a material breach of any of the Company's representations, warranties or covenants which breach (A) would give rise to the failure of a condition set forth in Section 6.1(b) or Section 6.2 and (B) cannot be or has not been cured within 30 days following written notice of such breach, (ii) the Board shall withdraw, modify, or change (including by amendment of the Proxy Statement) the Company Board Recommendation or shall have publicly indicated its intention to do so in a manner adverse to Purchaser, (iii) the Board shall have recommended any proposal in respect of a Competing Transaction, (iv) any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Purchaser or any of its respective subsidiaries or affiliates shall have become the beneficial owner of more than 15% of the outstanding shares of Company Common Stock (either on a primary or a fully diluted basis), or (v) the Company shall otherwise have breached or taken any action in violation of Section 5.4;

                    (e) by the Company if there shall have been a material breach of any of Purchaser's representations, warranties or covenants which breach (A) would give rise to the failure of a condition set forth in Section 6.1(a) or Section 6.2 and (B) cannot be or has not been cured within thirty (30) days following receipt of written notice of such breach; or

                    (f) by either Purchaser or the Company if at the Shareholders Meeting (including any postponement or adjournment thereof) the Company Shareholder Approval shall have not been obtained.

            Section 7.2. EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or shareholders, other than the provisions of this Section 7.2 and Section 7.3 hereof; PROVIDED, HOWEVER, that nothing contained in this Section 7.2 shall relieve any party from liability for any breach of this Agreement.

            Section 7.3. FEES AND EXPENSES.

                    (a) In the event that (i) Purchaser shall have terminated this Agreement pursuant to Section 7.1(b)(ii) and (A) the failure of the Company to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date and (B) on or prior to such time any entity or group (other than Purchaser and its affiliates) shall have made and not withdrawn a proposal that is or becomes publicly disclosed for (or publicly disclosed its intention to make a proposal for) a Competing Transaction, (ii) Purchaser shall have terminated this Agreement pursuant to Section 7.1(d)(ii), (iii), (iv) or (v), (iii) either party shall have terminated this Agreement pursuant to Section 7.1(f) and on or prior to the Shareholders Meeting any entity or group (other than Purchaser and its affiliates) shall have made and not withdrawn a proposal that is or becomes publicly disclosed for

(or publicly disclosed its intention to make a proposal for) a Competing Transaction, or (iv) the Company shall have terminated this Agreement pursuant to 7.1(c) hereof, then the Company shall pay to Purchaser, a termination fee (the "TERMINATION FEE"), in cash, of $19,000,000, PROVIDED, HOWEVER, that the Company in no event shall be obligated to pay more than one such Termination Fee with respect to all such agreements and occurrences and such termination. Any Termination Fee that becomes payable shall be paid (x) in the case of clauses
(i) and (ii) above, within one business day following the occurrence of the event giving rise to such payment, (y) in the case of clause (iii) above, at least one business day prior to termination in the case of a termination by the Company, and within one day following termination in the case of termination by Purchaser, and (z) in the case of clause (iv) above, in accordance with Section 5.4(b).

                    (b) Provided that no Termination Fee has become payable to Purchaser, upon the termination of this Agreement by the Company pursuant to
Section 7.1(c) or 7.1(f) or by Purchaser pursuant to Section 7.1(b)(ii) (in the circumstance referred to in Section 7.3(a)(i)), 7.1(d) or 7.1(f), the Company shall reimburse Purchaser and its affiliates (not later than one business day after submission of statements therefor (or at such earlier time as may be required pursuant to Section 5.4(b)) for all actual documented out-of-pocket fees and expenses actually and reasonably incurred by any of them or on their behalf in connection with the any of the transactions contemplated by this Agreement (including, without limitation, fees and expenses payable to financing sources, investment bankers, counsel to any of the foregoing, counsel to Purchaser and its affiliates and accountants) (the "PURCHASER EXPENSES"), less any such expenses previously reimbursed. The Company shall in any event pay the amount requested within one business day of such request, subject to the Company's right to demand a return of any portion as to which invoices are not received in due course.

                    (c) Upon the consummation of the Merger, all costs and expenses incurred by each party hereto in connection with this Agreement and the transactions contemplated hereby (including, without limitation, fees and disbursements of counsel, financial advisors and accountants) shall be paid by the Company or the Company shall promptly reimburse each such party, as the case may be

                    (d) Except as specifically provided in this Section 7.3 each party shall bear its own expenses in connection with this Agreement and the transactions contemplated by this Agreement.

            Section 7.4. AMENDMENT. Subject to applicable law, this Agreement may be amended by the parties hereto at any time before or after approval of the Merger by the shareholders of the Company (if required by applicable law), but after any such approval, no amendment shall be made which requires the approval of such shareholders under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

            Section 7.5. WAIVER. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                  ARTICLE VIII

                                  MISCELLANEOUS

            Section 8.1. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made herein shall not survive beyond the Effective Time.

            Section 8.2. ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (including the schedules and exhibits hereto), (a) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, including, without limitation, that certain letter agreement dated April 8, 1999, between the Company and Fox Paine & Company, LLC, and (b) shall not be assigned by operation of law or otherwise; PROVIDED, HOWEVER, that Purchaser may assign any or all of its rights and obligations under this Agreement to any Subsidiary or affiliate of Purchaser, but no such assignment shall relieve Purchaser of its obligations hereunder if such assignee does not perform such obligations.

            Section 8.3. VALIDITY. If any provision of this Agreement, or the application thereof to any Person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

            Section 8.4. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing (including by facsimile with written confirmation thereof) and unless otherwise expressly provided herein, shall be delivered during normal business hours by hand, by FedEx or other nationally recognized overnight commercial delivery service, or by facsimile notice, confirmation of receipt received, addressed as follows, or to such other address as may be hereafter notified by the respective parties hereto:

            (a) If to Purchaser:

                    Fox Paine Medic Acquisition Corporation
                    c/o Fox Paine & Company, LLC
                    950 Tower Lane, Suite 1950
                    Foster City, California 94404
                    Attention: Saul A. Fox
                    Facsimile: 650-525-1396

            With a copy, which will not constitute notice, to:

                    Wachtell, Lipton, Rosen & Katz
                    51 West 52nd Street
                    New York, New York 10019

                    Attention: Mitchell S. Presser
                    Facsimile: 212-403-2000

           (b) If to the Company:

                    Maxxim Medical, Inc.
                    10300 49th Street North
                    Clearwater, Florida 33762
                    Attention: Kenneth W. Davidson
                    Facsimile: 727-561-2180

            With a copy, which will not constitute notice, to:

                    Wolf, Block, Schorr and Solis-Cohen LLP
                    250 Park Avenue
                    New York, NY 10177
                    Attention: Herbert Henryson II
                    Facsimile: 212-986-0604

                    and

                    Shumaker, Loop & Kendrick, LLP
                    101 East Kennedy Boulevard
                    Barnett Plaza, Suite 2800
                    Tampa, FL 33602-5151
                    Attention: W. Thompson Thorn, III
                    Facsimile: 813-222-1705

            Section 8.5. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof, except that matters pertaining to the effectuation and effects of the Merger and the transactions provided for in
Section 2.1 shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the principles of conflicts of law thereof. The parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the United States District Court for the Southern District of New York in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions. Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, (i) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such courts, and (ii) any claim that any suit, action or proceeding brought in such courts has been brought in an inconvenient forum.

            Section 8.6. DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

            Section 8.7. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as provided in Sections 5.8 and 7.3 nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

            Section 8.8. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

            IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                                FOX PAINE MEDIC ACQUISITION CORPORATION

                                By: /s/ SAUL A. FOX
                                    ------------------------------------
                                    Name:  Saul A. Fox
                                    Title: Chief Executive Officer

                                MAXXIM MEDICAL, INC.

                                By: /s/ KENNETH W. DAVIDSON
                                    ------------------------------------
                                    Name:  Kenneth W. Davidson
                                    Title: Chairman, President and Chief
                                           Executive Officer

                                By: /s/ DONALD R. DEPRIEST
                                    ------------------------------------
                                    Name:  Donald R. DePriest
                                    Title: Director

                      [SIGNATURE PAGE TO MERGER AGREEMENT]